AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF THE COMPANY’S SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

Preliminary Offering Circular Dated September 4, 2024

Robert Ventures Holdings LLC

2810 N. Church St., #28283

Wilmington, Delaware 19802

(302) 404-6341

MAXIMUM OFFERING AMOUNT: $75,000,000

Robert Ventures Holdings LLC (“we,” “our,” “us,” and the “Company”) is offering up to $75,000,000 (“Maximum Offering Amount”) of our “Bonds” on a best-efforts basis in increments of $10.00. The minimum investment for any investor is $1,000. There is no minimum offering amount and no provision to return or escrow investor funds if any minimum number of Bonds is not sold.

We are offering “1yr Bonds” and “3yr Bonds,” which will have an aggregate principal amount of $75,000,000, We may sell  up to 2,500,000 1yr Bonds for $25,000,000 and up to 5,000,000 3yr Bonds. for $50,000,000. 1yr Bonds will accrue interest at 8% per annum and 3yr Bonds will accrue interest at 10% per annum. Upon subscribing for Bonds, Investors may elect to be paid interest monthly or have interest compound monthly until paid at maturity. See “Securities being Offered” for more information on the Bonds being sold pursuant to this offering.

We have not engaged a broker-dealer for this offering. We reserve the right to engage the services of a registered broker-dealer who will offer, sell and process the subscriptions for the Bonds, although we do not presently expect to engage such selling agent. If any broker-dealer or other agent/person is engaged to sell our Bonds, we will file a post-qualification amendment to the offering statement of which this offering circular forms a part disclosing the names and compensation arrangements prior to any sales by such persons. See “Plan of Distribution” in this offering circular.

The sale of Bonds will commence once this offering is qualified by the Securities and Exchange Commission (the “SEC”) and on a continuous basis thereafter. We may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to us. After the initial closing of this offering, we expect to hold closings on at least a monthly basis. The termination of the offering will occur on the earlier of (i) the date that subscriptions for the Bonds offered hereby equal $75,000,000, (ii) three years from the date this offering circular is qualified by the SEC, or (iii) such earlier date as terminated by the Company.

No public market has developed nor is expected to develop for Bonds, and we do not intend to list Bonds on a national securities exchange or interdealer quotational system.

Investors in Bonds are bound by arbitration, jury waiver, and class action waiver provisions, unless they opt out in accordance with the terms of the Bond Investor Agreement, which generally requires that the investor send a written notice of opt-out to the Company within thirty (30) days of its investment.

Investing in our securities involves a high degree of risk, including the risk that you could lose all of your investment. Please read the section entitled “Risk Factors” beginning on page 4 of this offering circular about the risks you should consider before investing.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

	Price to Public	Underwriting Discount and Commissions	Proceeds to Issuer(1)
Per Bond	$10.00	$0.00	$10.00
Total(2)	$75,000,000	$0.00	$75,000,000

(1)	Does not include expenses of this offering, which we estimate will be approximately $125,000. See the “Use of Proceeds” section of this offering circular.
(2)

Assumes that the maximum aggregate offering amount of $75,000,000 in cash proceeds is received by us. This amount will be reduced to the extent that existing note holders in the Company’s parent exchange their notes for our Bonds. See “Plan of Distribution.”

THE SEC DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”); HOWEVER, THE SEC HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

The Company is following the “Offering Circular” format of disclosure under Regulation A.

OFFERING CIRCULAR SUMMARY

This summary highlights certain information about us and this offering contained elsewhere in this offering circular. Because it is only a summary, it does not contain all the information that you should consider before investing in our securities and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this offering circular. Before you decide to invest in our securities, you should read the entire offering circular carefully, including “Risk Factors” beginning on page 4 and our financial statements and the accompanying notes included in this offering circular. Unless the context otherwise indicates, when used in this offering circular, the terms “the Company,” “we,” “us,” “our” and similar terms refer to Robert Ventures Holdings LLC, a Delaware limited liability company, and our subsidiaries.

Our Company

Robert Ventures Holdings LLC was incorporated under the laws of the State of Delaware on May 3, 2022. We are an early-stage company that, through our subsidiaries, purchases and manages real estate and digital assets. We will sell Bonds in this offering to provide the capital for these activities.

The Bonds

●	are priced at $10.00 each;

●	represent a full and unconditional obligation of our company;

●	bear interest at 8% per annum for 1yr Bonds and 10% for 3yr Bonds. Investors may elect to have interest paid monthly or to have interest compound monthly until paid at maturity;

●	Payable within 90 days from demand by holder, subject to either a 1yr or 3yr lock up period;

●	are subject to redemption by us at any time;

●	are not payment dependent on any underlying real estate loans or investments;

●	are not transferable without Company approval;

●	are unsecured.

For more information on the terms of Bonds being offered, please see the “Securities Being Offered” section of this offering circular.

The Offering

Securities offered by us:

Up to $75,000,000 of Bonds on a “best efforts” basis. We will offer $25,000,000 in 1yr Bonds and $50,000,000 in 3yr Bonds. There is no minimum offering amount and no provision to return or escrow investor funds if any minimum number of Bonds is not sold.

Offering Price per Bonds for Cash:	$10.00 per each Bond.

Manner of offering:

We will offer and sell our Bonds described in this offering circular on a continuous basis directly through our investment website accessible at https://investrobertventures.com. This offering is being conducted on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold in this offering. The Company has not engaged a broker-dealer in connection with this offering. We reserve the right to engage the services of a registered broker-dealer who will offer, sell and process the subscriptions for the Bonds, although we do not presently expect to engage such selling agent. If any broker-dealer or other agent/person is engaged to sell our Bonds, we will file a post-qualification amendment to the offering statement of which this offering circular forms a part disclosing the names and compensation arrangements prior to any sales by such persons.

The purchase and sale of the Bonds shall be consummated through the Company’s website, and paying the Purchase Amount. Investors may make payment for the Bonds by ACH, wire transfer, or credit card payable to Company or by any such other  method made available through the website. Digital currency will not be accepted by the Company. The Company has retained Cliq for credit card and ACH processing services. Cliq’s credit card processing fees are passed through to investors and include 2.74% to 3% of the transaction amount. Cliq also charges $4.50 per ACH transaction plus .02 basis points, which is paid by the Company.

Robert Ventures has integrated the WealthBlock.ai technology into the bond offering process, integrating it with its website to provide investors with a streamlined and secure experience.

Investors begin by accessing the Company’s website at invest.robertventures.com.

New investors undergo a straightforward registration process, while returning investors can log in. We mandate an identity verification step where investors provide details such as their type (individual or entity), personal address, full name, Tax Identification Number (TIN), and Social Security Number (SSN). Following this, they specify their accreditation status and, if necessary, set their investment limits. Investors are then presented with available bond terms (1-year and 3-year), and upon their selection, they digitally sign the offering and proceed with the payment. A KYC, AML, and OFAC screening managed by North Capital, is conducted to validate the investor’s credentials and source of funds. North Capital charges $1.75 per investor, which will be paid by the Company. Once both the payment and screenings are successfully completed, the investment is approved, and it begins accruing benefits as per the bond terms.

Investors can log into the website at any time, which offers a comprehensive view of their portfolio, current balances, accruals, contributions and distributions. They can also update bank details for the ACH payouts and utilize visual aids like charts and tables for a deeper insight into their investments and earnings. The website also allows investors to reach out to Robert Ventures whenever needed.

Minimum and Maximum Investment Amount	The minimum investment amount per subscriber is $1,000. There is no maximum investment amount per subscriber.

Investment Amount Restrictions

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, you are encouraged to review Rule 251(d)(2)(i)(c) of Regulation A. For general information on investing, you are encouraged to refer to www.investor.gov.

Voting Rights	The Bonds do not have any voting rights and Bond holders will not be members of the Company.

Risk Factors	Purchasing the Bonds and our business in general is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” beginning on page 4.

How to invest:	Please visit our website at www.robert ventures.com and click the “Invest” link at the top of the home page. Please see “Plan of Distribution.”

Use of proceeds:	We intend to use the net proceeds from this offering to implement the business model described herein and for general corporate purposes including the costs of this offering. See “Use of Proceeds.”

Transfer Agent

The Company will act as its own transfer agent and maintain the Company’s Bond register. As of the date of this offering circular, we have not engaged a transfer agent, and do not intend to engage a transfer agent until such time as we determine it is necessary.

Termination of the offering

The termination of the offering will occur on the earlier of (i) the date that subscriptions for the Bonds offered hereby equal $75,000,000 (ii) three years from the date this offering circular is qualified by the SEC, or (iii) such time as earlier terminated by the Company.

ABOUT THIS CIRCULAR

We have prepared this offering circular to be filed with the SEC for our offering of securities. The offering circular includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular.

You should rely only on the information contained in this offering circular and its exhibits. We have not authorized any person to provide you with any information different from that contained in this offering circular. The information contained in this offering circular is complete and accurate only as of the date of this offering circular, regardless of the time of delivery of this offering circular or sale of Series Interests. This offering circular contains summaries of certain other documents, but reference is hereby made to the full text of the actual documents for complete information concerning the rights and obligations of the parties thereto. All documents relating to this offering and related documents and agreements will be made available to a prospective investor or its representatives upon request.

TAX CONSIDERATIONS

No information contained herein, nor in any prior, contemporaneous or subsequent communication should be construed by a prospective investor as legal or tax advice. We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. Federal, state and any applicable foreign tax consequences relating to their investment in our securities. This written communication is not intended to be “written advice,” as defined in Circular 230 published by the U.S. Treasury Department

RISK FACTORS

Investing in our securities involves risks. In addition to the other information contained in this offering circular, you should carefully consider the following risks before deciding to purchase our securities in this offering. The occurrence of any of the following risks might cause you to lose all or a part of your investment. Some statements in this offering circular, including statements in the following risk factors, constitute forward-looking statements. Please refer to “Cautionary Statement Regarding Forward-Looking Statements” for more information regarding forward-looking statements.

Risks Related to our Company

We are an early-stage startup with limited operating history, and we may never become profitable.

We do not expect to be profitable for the foreseeable future. If we are unable to obtain or maintain profitability, we may not be able to attract investment, compete, or maintain operations or repay the Bonds or the interest due thereon.

Our management has raised substantial doubt about our ability to continue as a going concern and our independent  public accounting firm has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report with respect to our audited consolidated financial statements for the year ended December 31, 2022.

We are an early-stage startup with limited operating history, and we may never become profitable. Our management has raised substantial doubt about our ability to continue as a going concern and our independent public accounting firm has included an explanatory paragraph in their opinion on our audited consolidated financial statements for the year ended December 31, 2022, that states that there is a substantial doubt about our ability to continue as a going concern. The accompanying consolidated financial statements have been prepared assuming that we will continue as a going concern. There is substantial doubt about our ability to continue as a going concern. We cannot assure you that we will generate sufficient revenue or obtain necessary financing to continue as a going concern. We cannot assure you that we will achieve success in selling the Bonds.

We are dependent on the funds to be raised in this offering in order to be able to implement our business plan.

We have not generated any revenues and we are dependent on the proceeds from this offering to provide funds to implement our business model. Given the uncertainty of the amount of Bonds that we will sell makes it difficult to predict our planned operations. If we do not raise sufficient funds in this offering we will not be able to implement our business plan, or may have to cease operations altogether.

We have limited operating history in an evolving industry, which makes it difficult to evaluate our future prospects and may increase the risk that we will not be successful.

We have limited operating history in an evolving industry that may not develop as expected. Assessing our business and future prospects is challenging in light of the risks and difficulties we may encounter. These risks and difficulties include our ability to:

●	Acquire assets;

●	Sell our assets at a profit;

●	Favorably compete with other companies that are currently in, or may in the future enter, the business of building homes or investing in digital assets;

●	Successfully navigate economic conditions and fluctuations in the market; and

●	Effectively manage the growth of our business.

We may not be able to successfully address these risks and difficulties, which could harm our business and cause our operating results to suffer.

Competition for employees is intense, and we may not be able to attract and retain the employees whom we need to support our business.

Competition for personnel is extremely intense, and we or our Manager could face difficulty identifying and hiring qualified individuals in many areas of our business. We or our Manager may not be able to hire and retain such personnel. Many of the companies with which we or our Manager will compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we or our Manager may invest significant time and expense in training our employees, which increases their value to competitors who may seek to recruit them.

We operate in a competitive market which may intensify, and competition may limit our ability to implement our business model and have a material adverse effect on our business, financial condition, and results of operations.

We operate in a competitive market which may intensify, and competition may limit our ability to implement our business model and have a material adverse effect on our business, financial condition, and results of operations. Our competitors may be able to have a lower cost for their services which would lead to borrowers choosing such other competitors over the Company. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of loans and investments, offer more attractive pricing or other terms and establish more relationships than us.

The amount of repayments to Bond holders at a given time may exceed the amount of funds we have available to make such payments which may result in a delay in repayment or loss of investment to the Bond holders.

We will use our commercially reasonable efforts to maintain sufficient cash and cash equivalents on hand to honor repayment of Bonds. In the event there is more requirement for repayment than our cash and cash equivalents on hand available, we may be required to (i) liquidate some of investments, (ii) seek commercial banks and non-bank lending sources, such as insurance companies, private equity funds and private lending organizations, for the provision of credit facilities, including, but not limited to, lines of credit, pursuant to which funds would be advanced to us, or (iii) seek capital contributions from our parent company or Manager. But note, there is no agreement with our parent company or Manager to provide additional capital contributions in such circumstances, and our parent company and Manager may not have sufficient financial resources to do so. If the above sources of funds to honor repayments cannot be realized within the time frame of the repayment requirements, Bond holders might have to wait for repayment until the above sources are realized. Although the Bonds will continue accruing interest, if the above sources do not generate enough funds to repayment, there is a risk that the Bond holders may lose some or all of their investment in the Bonds. By failing to make timely payment, the Company will be in default on the Bonds. As a result, there is also the risk that one or more investors will sue us. If one or more investors sue us and are successful in obtaining a judgment, the investors may have the ability to foreclose on our assets. The Company may not have enough assets to support all judgments and/or ongoing operations, and we may have to file bankruptcy.

Our risk management efforts may not be effective.

We could incur substantial losses, and our business operations could be disrupted if we are unable to effectively identify, manage, monitor, and mitigate financial risks as well as operational risks related to our business, assets, and liabilities. Our risk management policies, procedures, and techniques may not be sufficient to identify all of the risks we are exposed to, mitigate the risks that we have identified, or identify concentrations of risk or additional risks to which we may become subject in the future.

Our ability to protect the confidential information of our investors may be adversely affected by cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.

We process certain sensitive data from our investors. While we have taken steps to protect confidential information that we receive or have access to, our security measures could be breached. Any accidental or willful security breaches or other unauthorized access to our systems could cause confidential borrower and investor information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our software are exposed and exploited, our relationships with investors could be severely damaged, and we could incur significant liability.

Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. In addition, federal regulators and many federal and state laws and regulations require companies to notify individuals of data security breaches involving their personal data. These mandatory disclosures regarding a security breach are costly to implement and often lead to widespread negative publicity, which may cause borrowers and investors to lose confidence in the effectiveness of our data security measures. Any security breach, whether actual or perceived, would harm our reputation, we could lose borrowers and investors and our business and operations could be adversely affected.

Any significant disruption in our computer systems, including events beyond our control, could result in a loss of investors. The satisfactory performance, reliability and availability of our technology are critical to our reputation and our ability to attract new and retain existing investors.

Any interruptions or delays in our service, whether as a result of third-party error, our error, natural disasters or security breaches, whether accidental or willful, could harm our relationships with our investors and our reputation. Additionally, in the event of damage or interruption, our insurance policies may not adequately compensate us for any losses that we may incur. Our disaster recovery plan has not been tested under actual disaster conditions, and we may not have sufficient capacity to recover all data and services in the event of an outage.

We contract with third parties to provide services related to our online subscription platform. These include WealthBlock.ai, Cliq, and North Capital. We will be dependent on them to implement safety protocols to protect against the above risks.

We are reliant on the efforts of Joseph Robert.

We rely on our management team and need additional key personnel to grow our business, and the loss of key employees or inability to hire key personnel could harm our business. We believe our success has depended, and continues to depend, on the efforts and talents of our Manager’s manager, Joseph Robert, whose expertise could not be easily replaced if we were to lose his services.

Compliance with Regulation A and reporting to the SEC could be costly.

Compliance with Regulation A could be costly and requires legal and accounting expertise. After qualifying this Form 1-A, we will be required to file an annual report on Form 1-K, a semiannual report on Form 1-SA, and current reports on Form 1-U.

Our legal and financial staff may need to be increased in order to comply with Regulation A. Compliance with Regulation A will also require greater expenditures on outside counsel, outside auditors, and financial printers in order to remain in compliance. Failure to remain in compliance with Regulation A may subject us to sanctions, penalties, and reputational damage and would adversely affect our results of operations.

We will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. Therefore, we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not “emerging growth companies,” and our investors could receive less information than they might expect to receive from exchange traded public companies.

We will be required to publicly report on an ongoing basis under the reporting rules set forth in Regulation A for Tier 2 issuers. The ongoing reporting requirements under Regulation A are more relaxed than for “emerging growth companies” under the Exchange Act. The differences include, but are not limited to, being required to file only annual and semiannual reports, rather than annual and quarterly reports. Annual reports are due within 120 calendar days after the end of the issuer’s fiscal year, and semiannual reports are due within 90 calendar days after the end of the first six months of the issuer’s fiscal year. Therefore, our investors could receive less information than they might expect to receive from exchange traded public companies.

The profitability of the properties is uncertain.

We intend to invest in properties selectively. Investment in real estate entails risks that investments will fail to perform in accordance with expectations. In undertaking these investments, we will incur certain risks, including the expenditure of funds on, and the devotion of management’s time to, transactions that may not come to fruition. Additional risks inherent in real estate investments include risks that the properties will not achieve anticipated sales price and that estimated operating expenses and costs of construction may prove inaccurate.

Our properties will not be diversified.

Our properties will not be diversified by type and/or geographic location. Our performance is therefore linked to economic conditions affecting single family homes and the regions in which we will invest in properties and in the market for real estate properties generally. Such conditions could result in a reduction of our income.

We may not have control over costs arising from construction of properties.

We will retain independent general contractors to build our properties and will be subject to risks in connection with a contractor’s ability to control construction costs, the timing of completion of construction, and a contractor’s ability to build in conformity with plans and specification.

Inventory or available properties might not be sufficient to realize our investment goals.

We may not be successful in identifying suitable real estate properties or other assets that meet our investment criteria, or consummating acquisitions or investments on satisfactory terms. Failures in identifying or consummating acquisitions or investments would impair the pursuit of our business plan. Moreover, our investment strategy could involve significant risks that could inhibit our growth and negatively impact our operating results, including the following: increases in asking prices by acquisition candidates to levels beyond our financial capability or to levels that would not result in the returns required by our investment criteria; diversion of management’s attention to expansion efforts; unanticipated costs and contingent or undisclosed liabilities associated with investments; failure of the assets we invest in to achieve expected results; and difficulties entering markets in which we have no or limited experience.

The consideration paid for our investments may exceed fair market value, which may harm our financial condition and operating results.

The consideration that we pay will be based upon numerous factors, and the assets may be purchased in a negotiated transaction rather than through a competitive bidding process. We cannot assure anyone that the purchase price that we pay for an asset, or its appraised value will be a fair price, that we will be able to generate an acceptable return on such property.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse conditions.

Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties or investments in our portfolio in response to changing economic, financial and investment conditions may be limited. These risks could arise from weakness in or even the lack of an established market for a property, changes in the financial condition or prospects of prospective purchasers, changes in national or international economic conditions, and changes in laws, regulations, or fiscal policies of jurisdictions in which the property is located. We may be unable to realize our investment objectives by sale, other disposition, or refinance at attractive prices within any given period of time or may otherwise be unable to complete any exit strategy. An exit event is not guaranteed and is subject to our Manager’s discretion.

We may experience general risks of real estate investing.

Factors which could affect the Company’s ownership of real property might include, but are not limited to any or all of the following: changing environmental regulations, adverse use of adjacent or neighboring real estate, changes in the demand for or supply of competing property, local economic factors which could result in the reduction of the fair market value of a property, uninsured losses, significant unforeseen changes in general or local economic conditions, inability of the Company to obtain any required permits or entitlements for a reasonable cost or on reasonable conditions or within a reasonable time frame or at all, inability of the Company to obtain the services of appropriate consultants at the proposed cost, changes in legal requirements for any needed permits or entitlements, problems caused by the presence of environmental hazards on a property, changes in federal or state regulations applicable to real property, failure of a lender to approve a loan on terms and conditions acceptable to the Company, lack of adequate availability of liability insurance or all-risk or other types of required insurance at a commercially-reasonable price, shortages or reductions in available energy, acts of God or other calamities, inflation or deflation, inability to control future operating costs, inability to attract tenants, vandalism, rent strikes, collection difficulties, uncertainty of cash flow, the availability and costs of borrowed funds, the general level of real estate values, competition from other properties, residential patterns and uses, general economic conditions (national, regional, and local), the general suitability of a property to its market area, governmental rules and fiscal policies, and other factors beyond the control of the Company. Furthermore, there could be a loss of liquidity in the capital markets such that a refinance or sale of a property may be hindered.

We may experience uninsured or underinsured losses.

Our properties may be located throughout the United States. Depending on the location of a specific property, that geographic area may be at risk for damage to property due to certain weather-related and environmental events, including hurricanes, severe thunderstorms, wildfires, tornados, earthquakes, and flooding. To the extent possible, our Manager will attempt to acquire insurance against fire or environmental hazards. However, such insurance may not be available in all areas, nor are all hazards insurable as some may be deemed acts of God or be subject to other policy exclusions.

All decisions relating to the type, quality, and amount of insurance to be placed on each property are made exclusively by our Manager. Certain types of losses, generally of a catastrophic nature (such as hurricanes, earthquakes, and floods) may be uninsurable, not fully insured or not economically insurable. Additionally, a property may now contain or come to contain mold, which may not be covered by insurance and has been linked to health issues. This may result in insurance coverage that, in the event of a substantial loss, would not be sufficient to pay the full prevailing market value or prevailing replacement cost of each property. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it unfeasible to use insurance proceeds to replace a property after the property has been damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore that property.

Recently, the cost of certain types of extraordinary insurance coverage for such things as hurricanes, floods and earthquake has risen substantially. These types of losses are not generally covered in a standard hazard and liability insurance policy. In certain locations, this type of insurance may be unavailable or cost prohibitive. The Company may proceed without insurance coverage for certain extraordinary risks if it cannot secure an appropriate policy or if our Manager believes that the cost of the policy is too high with respect to the risks to be insured.

Furthermore, an insurance company may deny coverage for certain claims, and/or determine that the value of the claim is less than the cost to restore a property, and a lawsuit could have to be initiated to force them to provide coverage, resulting in further losses in income to the Company. Additionally, a property may now contain or come to contain mold, which may not be covered by insurance and has been linked to health issues.

We may experience liability for environmental issues.

Under various federal, state and local environmental and public health laws, regulations and ordinances, the Company may be required, regardless of knowledge or responsibility, to investigate and remediate the effects of hazardous or toxic substances or petroleum product releases (including in some cases natural substances such as methane or radon gas) and may be held liable under these laws or common law to a governmental entity or to third-parties for property, personal injury or natural resources damages and for investigation and remediation costs incurred as a result of the real or suspected presence of these substances in soil or groundwater beneath a property. These damages and costs may be substantial and may exceed insurance coverage the Company has for such events.

Buildings and structures on a property may have contained hazardous or toxic substances or have released pollutants into the environment; or may have known or suspected asbestos-containing building materials, lead based paint, mold, or insect infestations (such as roaches or bed bugs), that the Company may be required to mitigate. Undetected or unmitigated conditions such as these may cause (or be suspected to cause) personal injury and/or property damage, which could subject the properties, our Manager, and/or the Company to litigation with and liability to third parties.

Our Manager will attempt to limit exposure to such conditions by conducting due diligence on a property, however, all or some of these conditions may not be discovered or occur until after that property has been acquired by the Company.

Federal, state, and local regulations may change.

There is a risk of a change in the current federal, state and local regulations as it may relate to the operations of a property in the area of fuel or energy requirements or regulations, construction and building code regulations, approved property use, zoning and environmental regulations, or property taxes, among other regulations.

Title insurance may not cover all title defects.

Our Manager intends to acquire title insurance on each property, but it is possible that uninsured title defects could arise in the future, which the Company may have to defend or otherwise resolve, the cost of which may impact the profitability of each property and/or the Company as a whole.

Due diligence may not uncover all material facts.

Our Manager will endeavor to obtain and verify material facts regarding the properties. It is possible, however, that our Manager will not discover certain material facts about a property, because information presented by the sellers may have been prepared in an incomplete or misleading fashion, and material facts related to such property may not yet have been discovered.

We might obtain lines of credit and other borrowings, which increases our risk of loss due to potential foreclosure.

We have obtained lines of credit and may obtain more lines of credit or long-term financing that may be secured by our assets. As with any liability, there is a risk that we may be unable to repay our obligations from the cash flow or sale of our assets. In addition, certain borrowers have offered automatic extensions to the maturity dates for amounts owed by us. These lenders may elect to cease offering extensions on the maturity dates at any time. Therefore, with borrowing and securing such borrowing with our assets, we risk losing such assets in the event we are unable to repay such obligations or meet such demands. If we lose these assets, it could materially affect our ability to pay amounts owed to investors.

Blockchain technology is a relatively new and untested technology. The risks associated with blockchain technology may not emerge until the technology is widely used.

A blockchain is an open, distributed ledger that records transactions between two parties in a verifiable and permanent way using cryptography. Transactions on the blockchain are permanently recorded on the blockchain in collections of transactions called “blocks.” Blockchain networks are based upon software source code that establishes and governs their respective cryptographic systems for verifying transactions.

Blockchain is a nascent and rapidly changing technology that is novel and untested and may contain inherent flaws or limitations. Blockchain systems could be vulnerable to fraud, theft, destruction or inaccessibility and there can be no assurances that the blockchain and the creation, transfer, or storage of the tokens will be uninterrupted or fully secure.

Technological developments may lead to technical or other flaws (including undiscovered flaws) in the underlying blockchain technology, including in the process by which transactions are recorded to a blockchain or the development of new or existing hardware or software tools or mechanisms, which could negatively impact the functionality of the blockchain systems, all of which could impact the participation of potential investors and negatively impacting potential liquidity and value of the Series Interests.

The regulatory regime governing blockchain technologies and digital assets is uncertain, and new regulations or policies may adversely affect the Company’s business plan.

Regulation of digital assets, blockchain technologies, and token exchanges is being developed and likely to rapidly evolve. Regulations on token offerings vary significantly by type of token and among international, federal, state, and local jurisdictions and are subject to significant uncertainty. Various legislative and executive bodies in the United States and in other countries may in the future, adopt laws, regulations, guidance, or other actions, which may severely impact the development, growth, adoption, and utility of such tokens. Failure by the Company or certain users to comply with any laws, rules, and regulations, some of which may not exist yet or are subject to interpretation, could result in a variety of adverse consequences, including civil penalties and fines. This could adversely affect the Company’s business plan, which involves acquiring, holding, and selling digital assets.

As blockchain networks and blockchain assets have grown in popularity and in market size, federal and state agencies have begun to take interest in, and in some cases regulate, their use and operations.

In the case of virtual currencies, state regulators like the New York Department of Financial Services have created new regulatory frameworks and special licenses for virtual currency business activities in the State of New York. Others, as in Texas, have published guidance on how their existing regulatory regimes apply to virtual currencies. Some states, like New Hampshire, North Carolina, and Washington, have amended their state’s statutes to include virtual currencies into existing licensing regimes. Treatment of virtual currencies continues to evolve under federal law as well. The Department of the Treasury, the SEC, and the Commodity Futures Trading Commission (the “CFTC”), for example, have published guidance on the treatment of virtual currencies. The IRS released guidance treating virtual currency as property that is not currency for U.S. federal income tax purposes, although there is no indication yet whether other courts or federal or state regulators will follow this classification. Both federal and state agencies have instituted enforcement actions against those violating their interpretation of nine (9) existing laws. The regulation of non-currency use of Blockchain assets is also uncertain. The CFTC has publicly taken the position that certain Blockchain assets are commodities, and the SEC has issued a public report stating federal securities laws require treating some Blockchain related assets as securities. To the extent that a domestic government or quasi-governmental agency exerts regulatory authority over a Blockchain network or asset, tokens may be adversely affected.

Recent disruptions in the cryptocurrency markets could negatively impact our reputation, invite increased regulation, and make it more difficult to raise capital needed to purchase digital assets.

Recent disruptions in the cryptocurrency markets have resulted in increased interest in governmental regulation of all forms of digital representations of assets. Increased regulation or decreased investment could hinder our ability to purchase digital assets or generate returns, and could negatively impact the potential liquidity and value of our digital assets.

Use of digital asset exchanges and custodians may subject us to risks.

Investors should be aware that while the Company may open accounts with different digital asset exchanges to try its best to reduce the risks of theft, loss, damage, destruction, malware, hackers or cyber-attacks, a lack of stability in the digital asset exchange market and the closure or temporary shutdown of a digital asset exchange due to fraud, business failure, hackers or malware, or government-mandated regulation could significantly hinder these efforts by the Company and may reduce confidence in the cryptocurrency market and result in greater volatility. These potential consequences will adversely affect the Company’s investments and consequently an investment in Bonds.

The digital asset exchanges on which digital assets trade are relatively new and largely unregulated and may therefore be more exposed to theft, fraud, and failure than established regulated exchanges for other products. In general, digital asset exchanges are currently start-up businesses with no institutional backing, limited operating history, and publicly available financial information.

Digital asset exchanges and custodians are targets for cybercrime, hackers, and malware. It is possible that while engaging in transactions with various digital asset exchanges located throughout the world, any such exchange may cease operations due to theft, fraud, security breach, liquidity issues, or government investigation. In addition, banks may refuse to process wire transfers to or from exchanges.

Use of digital asset exchanges to trade crypto assets and the volatility of crypto asset prices.

Investors should be aware that the Company's investments in digital assets are subject to extreme price volatility. The Company will initially limit its cryptocurrency asset investments to Bitcoin (BTC) and Ether (ETH), which will only be acquired if we determine that they are not securities. The value of these assets can fluctuate widely within a single day due to market-driven factors such as supply and demand, market sentiment, regulatory news, technological developments, and broader macroeconomic factors. This volatility may be amplified by the relatively illiquid nature of the market, where large trades by investors can significantly impact the market price.

The Company's operating results may, therefore, vary significantly over short periods, leading to pronounced fluctuations into the financial position and operating results reported in consecutive financial statements. Investors should have a high risk tolerance and the ability to absorb the loss of their entire investment.

Use of delegated staking activities in cryptocurrency assets and associated risks

In addition to the inherent price volatility, the Company's involvement in delegated staking activities—whereby we allocate a portion of our cryptocurrency holdings to participate in a network's operational processes, such as transaction validation, in exchange for staking rewards—also carries unique risks. Staking will occur through a third-party platform, BitGo.

●Counterparty Risks with BitGo: The Company's staking activities are facilitated by BitGo, a third-party platform. This introduces credit risk associated with BitGo, as any financial instability or operational failure on their part could impact the safety of our staked assets. Additionally, security breaches, regulatory issues, or misconduct at BitGo could lead to the loss of our staked assets or expected rewards. The regulatory landscape surrounding crypto custody is still evolving, and BitGo may be subject to future regulations that could impact its operations and solvency. BitGo's security practices and infrastructure are critical factors in mitigating credit risk.

●Slashing Risks: Depending on the consensus algorithm, if the network validators engage in malicious activities or fail to fulfill their duties, the staked assets could be at risk of slashing, meaning a portion of the staked assets could be removed as a penalty. Therefore, there is a risk of loss of staked cryptocurrency assets or a significant decrease in value.

●Decrease in Value: Crypto Assets could decrease in value while being staked.

●Smart Contract Risk: Delegated staking programs rely on smart contracts to automate the staking process and distribute rewards. If these contracts contain vulnerabilities, they could be exploited by malicious attackers, leading to the loss of investor funds.

●Liquidity Risks: Assets involved in staking are often locked for a period, reducing liquidity and the ability to quickly sell them in response to market conditions. This commitment may lead to opportunity costs or potential losses if the assets' market value decreases during the staking period.

●Regulatory Risks: The regulatory environment for staking and the broader cryptocurrency market is uncertain and can change rapidly. Adverse regulatory actions could affect the ability to continue staking, impact the rewards received, or even lead to loss of investment. Interests arising from delegated staking programs could be considered securities.  If such interests are determined to be securities, the Company will need limit its investments in such interests and other securities such that it does not qualify as an investment company.

●Counterparty Risks: In the staking process, we rely on third-party platform BitGo to facilitate staking transactions. Any security breach, regulatory issues, operational failure, or misconduct on the part of these platforms could result in the loss of staked assets or expected rewards.

●Technology Risks: Staking also involves risks related to the underlying technology of the networks. Bugs, errors, or vulnerabilities in the blockchain protocol could compromise staking operations and lead to financial loss.

●Performance Risk: The returns on delegated staking can vary depending on the performance of the staking pool. The Company may not earn as much as we anticipate if the pool performs poorly.

For a detailed explanation of how we engage in delegated staking activities through BitGo, including the selection of assets for staking, the initiation of staking requests, and the management of staked assets and earned rewards, please refer to the "Staking Process on BitGo" outlined on page 29. This section provides insight into the operational aspects of our staking activities and the precautions we take to manage the associated risks.

Risks Related to Being Deemed an Investment Company under the Investment Company Act

We intend to avoid being classified as an investment company, but our classification depends on the percentage of our total assets that constitute securities—and state and federal regulators including the SEC may determine that certain of our assets are securities contrary to the Company’s position.

Under the Investment Company Act, an “investment company” is defined as an issuer which is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting, or trading in securities; is engaged or proposes to engage in the business of issuing face-amount certificates of the installment type, or has been engaged in such business and has any such certificate outstanding; or is engaged or proposes to engage in the business of investing, reinvesting, owning, holding, or trading in securities, and owns or proposes to acquire investment securities having a value exceeding 40% of the value of such issuer’s total assets (exclusive of Government securities and cash items) on an unconsolidated basis.

We intend to operate in such manner as not to be classified as an “investment company” within the meaning of the Investment Company Act of 1940 as we intend to acquire real estate and to invest in digital assets that we have determined do not constitute securities. In addition, the Company is instituting a policy to review prospective digital asset purchases to determine whether they likely constitute securities, including review of SEC and other regulatory guidance, court cases, and soliciting legal opinions. The Company will also review its investment portfolio on an annual basis to ensure that its digital asset holdings, other than Bitcoin or Ether (which the Company has determined are not securities), do not meet or exceed 40% of the Company’s total assets (exclusive of Government securities or cash items) on an unconsolidated basis. If so, the Company will sell digital assets to remain in compliance. While the Company intends to review its investment portfolio on an annual basis to ensure the Company does not trigger the definition of an investment company under Section 3(a)(1)(C), the Company could trigger such definition at the end of interim quarters. In such a case, the Company intends to rely on Rule 3a-2 if it triggers such definition. In order to rely on Rule 3a-2, the Company would need to comply with the requirement in Rule 3a-2(a)(2) to adopt an appropriate board resolution or other action and, further, pursuant to Rule 3a-2(c) may only rely on Rule 3a-2 once during any three-year period.

Despite the Company's careful selection of digital assets and efforts to keep digital asset ratio below 40%, excluding Bitcoin and Ether, there is a risk that a court or regulatory body, such as state or federal regulators, including the SEC, might classify some, or all, of the digital assets the Company acquires, including Bitcoin and Ether, as securities. In addition, interests the Company acquires in delegated staking programs could likewise be classified as securities. Such classification could push the Company's securities holdings over the 40% threshold, subjecting it to the Investment Company Act. If this occurs, the Company may need to quickly sell assets, potentially at a loss, or cease its staking activities, or face registration as an investment company. This could limit the options for selling these assets, increase compliance burdens, and materially impact our operations and ability to generate revenue.

In that circumstance, the Company would either have to immediately sell assets and/or reduce or eliminate its staking activities in order to reduce its securities holding below 40% which could result in significant losses, or the Company would have to register as an investment company. In addition, if our digital assets or delegated staking activities constitute securities, we will have to comply with securities laws when selling such assets and we may therefore be limited in the available exchanges to sell such assets, we may be limited in the amount we can sell at any time, we could be subject to anti-fraud claims, and we may be subject to holding period requirements. These additional restrictions could have a material negative effect on the Company’s operations, and the Company may not be in a position to avoid registering as an investment company if it cannot reduce its security holdings quickly enough. For additional information on potential risks, please review the other risk factors in this section.

In addition, our Manager may become subject to the Investment Advisers Act of 1940. Under that act, an “investment adviser” is defined, in relevant part, as any person who, for compensation, engages in the business of advising others, either directly or through publications or writings, as to the value of securities or as to the advisability of investing in, purchasing, or selling securities, or who, for compensation and as part of a regular business, issues or promulgates analyses or reports concerning securities. We do not currently believe that our Manager is an investment adviser and is therefore not registered with the SEC. But if our digital asset holdings constitute securities, there is a risk that our Manager would considered an investment adviser. Our Manager would then have to either register and become subject to fiduciary duties, anti-fraud provisions, and additional disclosure obligations that may alter the Company’s business plans, or risk potentially significant fines and penalties for failure to register.

For a detailed understanding of how our digital asset strategy aligns with our efforts to avoid classification as an investment company, and the potential regulatory implications thereof, refer to the "Digital Assets" section of our business description. This section outlines our approach to investing in digital assets, including our methodology for assessing whether these assets are considered securities and our risk management strategies. Our digital asset activities are an integral part of our business operations and have specific considerations under the Investment Company Act.

We have implemented policies to prevent digital asset investments from exceeding 40%, but those policies exclude Bitcoin and Ether from the calculation and do not include any future delegated staking activities. If any of those are classified as securities, the Company may be deemed an investment company under the Investment Company Act.

As discussed in the prior risk factor, the Company has policies in place to prevent being deemed an investment company, but those policies are likely effective only if Bitcoin and Ether—which are excluded from the Company’s asset ratio calculations—are not securities and if the interests in delegated staking activities are not considered securities. If either or both of those tokens or the Company’s delegated staking activities are deemed securities, it is much more likely the Company will be deemed an investment company subject to the risks stated in the subsequent risk factors.

In particular, the Ethereum blockchain recently shifted from a Proof-of-Work (PoW) model to a Proof-of-Stake (PoS) model. The Company has analyzed this change and determined that this shift offers further decentralization and lowers the participation costs of becoming a validator node. As a result, the Company continues to believe that under Howey, Ether is not a security in part because profits are not derived from the efforts of others.

Nevertheless, the Company recognizes that state and federal regulators may take a contrary position. For example, despite the SEC then-Director Hinman’s 2018 statement that “current offers and sales of Ether are not securities transactions” due to Ethereum’s decentralized structure, SEC Chairman Gensler’s more recent comments suggest that staking for rewards could be seen as an expectation of profits based on the efforts of others, indicating that the SEC may take the position that Ether or an interest in delegated staking program is a security. If that happens, there is a risk that the Company will exceed the 40% threshold and have to sell assets, reduce or eliminate delegated staking activities, or register as an investment company. Please see prior risk factor for additional information about those potential outcomes.

We could be materially and adversely affected if we are deemed to be an investment company under the Investment Company Act.

We do not believe that at any time we will be deemed an “investment company” under the Investment Company Act. However, if at any time we may be deemed an “investment company,” we intend to rely on the exception set forth in Section 3(c)(5)(C) of the Investment Company Act, which excludes from the definition of investment company “any person who is not engaged in the business of issuing redeemable securities, face-amount certificates of the installment type or periodic payment plan certificates, and who is primarily engaged in one or more of the following businesses… (C) purchasing or otherwise acquiring…interests in real estate.” The SEC Staff generally requires that, for the exception provided by Section 3(c)(5)(C) to be available, at least 55% of an entity’s assets be comprised of interests in real estate, also known as “qualifying interests,” and at least another 25% of the entity’s assets must be comprised of additional qualifying interests or real estate-type interests (with no more than 20% of the entity’s assets comprised of miscellaneous assets). We intend to hold a sufficient amount of real estate (through KS OBX LLC which holds fee simple interests in our real estate assets) and other non- real estate related assets which are not securities such that we will be excluded from the definition of an investment company. However, if for some reason, the Company is considered an investment company, We intend to adjust our total assets, which may require the sale of digital assets and/or other non-real estate related assets such that we satisfy SEC requirements to fall within the exception provided by Section 3(c)(5)(C). Notwithstanding, the staff of the SEC could possibly disagree with any of our determinations. If the staff of the SEC were to disagree with our analysis under the Investment Company Act, we would need to adjust our investment strategy. Any such adjustment in our strategy could have a material adverse effect on us. If we are deemed to be an investment company, we may be required to register as an investment company if we are unable to dispose of the disqualifying assets, which could have a material adverse effect on us.

Registration under the Investment Company Act would require us to comply with a variety of substantive requirements that impose, among other things:

●	limitations on capital structure;

●	restrictions on specified investments;

●	restrictions on leverage or senior securities;

●	restrictions on unsecured borrowings;

●	prohibitions on transactions with affiliates; and

●	compliance with reporting, record keeping, voting, proxy disclosure and other rules and regulations that would significantly increase our operating expenses.

If we were required to register as an investment company but failed to do so, we could be prohibited from engaging in our business, and criminal and civil actions could be brought against us. Registration with the SEC as an investment company would be costly, would subject us to a host of complex regulations and would divert attention from the conduct of our business, which could materially and adversely affect us. In addition, we would no longer be eligible to offer our securities under Regulation A of the Securities Act of 1933, as amended (the “Securities Act”) if we were required to register as an investment company.

If we are deemed to be an investment company under the Investment Company Act and are therefore ineligible to rely on Regulation A to sell securities, the unregistered issuance of our securities to investors pursuant to this Offering would be considered in violation of Section 5 of the Securities Act if there was no other available exemption from registration for this issuance giving the investors a right of rescission.

If the Company is deemed to be an investment company under the Investment Company Act, we would no longer be eligible to offer our securities under Regulation A of the Securities Act in this Offering, or at all. If this occurs, the Company will have to immediately terminate this Offering. The unregistered issuance of our securities to investors pursuant to this Offering would be considered in violation of Section 5 of the Securities Act if there was no other available exemption from registration for this issuance. The securities sold in this Offering prior to such termination would be subject to a private right of action for rescission or damages by the purchasing investors. Additionally, the Company may not have the funds required to address all rescissions if a large number of investors seek rescission at the same time, and as a result, we may be delayed in the delivery of funds for such rescissions and may be required to sell some of our assets, which may take significant amounts of time and may yield less than is needed to meet our rescission obligations. Additionally, the Company would not be able to raise funds in any other offering pursuant to Regulation A to meet such rescission obligations, as the Company would not be eligible to do so.

If we are deemed to be an investment company under the Investment Company Act and are therefore ineligible to rely on Regulation A for this Offering, it could result in a large number of investors demanding repayment in a short period of time, and the Company may not have funds to satisfy those demands.

In the event that the Company is deemed to be an investment company under the Investment Company Act, we would no longer be eligible to offer our Bonds under Regulation A of the Securities Act in this Offering, or at all. If this occurs, it could result in a large number of investors demanding repayment in a short period of time, and the Company may not have funds to satisfy those demands. As a result, we may be delayed in the delivery of funds and may be required to sell some of our assets, which may take significant amounts of time and may yield less than is needed to meet our obligations. Additionally, the Company would not be able to raise funds in any other offering pursuant to Regulation A to meet such demands, as the Company would not be eligible to do so.

If we are deemed to be an investment company under the Investment Company Act and sell securities in reliance on Regulation A and operate as an unregistered investment company, we could be subject to liability under Section 5 of the Securities Act.

If the Company is deemed to be an investment company under the Investment Company Act, and if we sell securities in reliance on Regulation A and operate as an unregistered investment company due to a failure to qualify for the Section (3)(c)(5)(C) exception of the Investment Company Act, for any Bonds sold by us in reliance on Regulation A, the Company could be liable for violating Section 5 of the Securities Act if any of the securities issued in this Offering would be considered to be an unregistered issuance of securities if no other exemption from registration is available. Section 5 allows purchasers to sue the Company for selling a non-exempt security without registering it; the purchasers may seek rescission with interest, or damages if the purchaser sold his securities for less than he purchased them. The Company could also be subject to enforcement action by the SEC that claims a violation of Section 5 of the Securities Act. Additionally, if the Company was required to register as an investment company but failed to do so and therefore operated as an unregistered investment company, the Company could be subject to monetary penalties and injunctive relief in an action brought by the SEC.

Qualifying for an exception from the Investment Company Act may restrict our operating flexibility.

As stated above, if at any time we may be deemed an “investment company,” we believe we will be afforded an exception under Section 3(c)(5)(C) of the Investment Company Act. To qualify for this exemption, we must ensure our asset composition meets certain criteria. Generally, 55% of our assets must consist of interests in real estate and the remaining 45% must consist of other qualifying real estate-type interests. Maintaining this exception may adversely impact our ability to acquire or hold investments, to engage in future business activities that we believe could be profitable, or could require us to dispose of investments that we might prefer to retain. If we are required to register as an “investment company” under the Investment Company Act, then the additional expenses and operational requirements associated with such registration may materially and adversely impact our financial condition and results of operations in future periods.

Risks Related to Bonds and this Offering

The characteristics of the Bonds, including interest rate, maturity date, lack of collateral security or guarantee, and lack of liquidity, may not satisfy your investment objectives.

The Bonds may not be a suitable investment for you, and we advise you to consult your investment, tax and other professional financial advisors prior to purchasing Bonds. The characteristics of the Bonds, including maturity date, redeemable by us, interest rate, lack of collateral security or guarantee, and lack of liquidity, may not satisfy your investment objectives. The Bonds may not be a suitable investment for you based on your ability to withstand a loss of interest or principal or other aspects of your financial situation, including your income, net worth, financial needs, investment risk profile, return objectives, investment experience and other factors. Prior to purchasing any Bonds, you should consider your investment allocation with respect to the amount of your contemplated investment in the Bonds in relation to your other investment holdings and the diversity of those holdings.

Holders of Bonds are exposed to the credit risk of the Company.

Bonds are our full and unconditional obligations. If we are unable to make payments required by the terms of the Bonds, you will have an unsecured claim against us. Bonds are therefore subject to non-payment by us in the event of our bankruptcy or insolvency. In an insolvency proceeding, we cannot assure you that you will recover any remaining funds. Moreover, your claim may be subordinate to that of any senior creditors and any secured creditors to the extent of the value of their security.

The Bonds are unsecured obligations.

The Bonds do not represent an ownership interest in any specific assets or their proceeds. The Bonds are unsecured general obligations of the Company. The Bonds will be general unsecured obligations and will rank equally with all of our other unsecured debt unless such debt is senior to or subordinate to the Bonds by their terms. We may issue secured debt in our sole discretion without notice to or consent from the holders of Bonds. Therefore, as unsecured obligations, there is no security to be provided to the holders of the Bonds.

There is no public market for Bonds, and none is expected to develop.

Bonds are newly issued securities. Although under Regulation A the securities are not restricted, Bonds are still highly illiquid securities. No public market has developed nor is expected to develop for Bonds, and we do not intend to list Bonds on a national securities exchange or interdealer quotational system. You should be prepared to hold your Bonds as Bonds are expected to be highly illiquid investments.

Holders of the Bonds will have no voting rights.

Holders of the Bonds will have no voting rights and therefore will have no ability to control the Company. The Bonds do not carry any voting rights and therefore the holders of the Bonds will not be able to vote on any matters regarding the operation of the Company. As a bondholder purchaser in this offering will have no right to vote upon or receive notice of any corporate actions we may undertake which you might otherwise have if you owned equity in our Company.

The Company may change its investment strategy without the approval of Bond holders.

Management has broad authority to change the Company’s investment strategy. Holders of Bonds will have no voting rights, and as a result, no ability to restrict or influence the Company’s investment strategy. The Company may alter its investment strategy in a manner that you disagree with, and you will have no recourse.

There is no limit on the amount of leverage the Company may utilize.

While management intends to operate the Company in a responsible manner, there is no limit on the amount of leverage the Company may incur. If the Company takes on significant amounts of debt, it could reduce or eliminate the Company’s ability to make timely payments on the Bonds, if at all. You may lose your investment.

There is a risk that our website will not be able to handle a large number of investors subscribing to this offering.

Although our website will be designed to handle numerous purchase orders and prospective investors, we cannot predict the response of our website to any particular issuance of Bonds pursuant to this offering circular. You should be aware that if a large number of investors try to access our website at the same time and submit their purchase orders simultaneously, there may be a delay in receiving and/or processing your purchase order. You should also be aware that general communications and internet delays or failures unrelated to our website, as well as website capacity limits or failures may prevent purchase orders from being received on a timely basis by our website. We cannot guarantee you that any of your submitted purchase orders will be received, processed and accepted during the offering process.

The Bond holders may be subject to fees.

Bond investors that purchase Bonds will not be charged a servicing fee for their investment. You may be charged a transaction fee if your method of payment requires us to incur an expense. The transaction fee will be equal to the amount that the Company will be charged by the payment processor. Other financial intermediaries, however, if engaged by you, may charge you commissions or fees.

Because the Bonds will have no sinking fund, insurance, nor guarantee, you could lose all or a part of your investment if we do not have enough cash to pay.

There is no sinking fund, insurance, nor guarantee of our obligation to make payments on the Bonds. We will not contribute funds to a separate account, commonly known as a sinking fund, to make interest or principal payments on the Bonds. The Bonds are not certificates of deposit or similar obligations of, and are not guaranteed or insured by, any depository institution, the Federal Deposit Insurance Corporation, the Securities Investor Protection Corporation, or any other governmental or private fund or entity. Therefore, if you invest in the Bonds, you will have to rely only on our cash flow from operations for repayment of principal and interest. There is significant risk that our cash flow from operations may not be sufficient to pay any amounts owed under the Bonds. If this occurs and we are unable to generate additional revenue through the sale of crypto assets not locked up or undeveloped lots, then you may lose all or part of your investment. This risk may be mitigated in part if investors elect to have their Bonds compounded rather than paid on a monthly basis.

By purchasing Bonds in this Offering, unless you opt-out in accordance with the terms of the Bond Investor Agreement, you are bound by the arbitration provisions contained in our Bond Investor Agreement to be used for subscriptions in this offering which limits your ability to bring class action lawsuits or seek remedies on a class basis and waives the right a trial by jury.

By purchasing Bonds in this offering, unless you opt-out in accordance with the terms of the Bond Investor Agreement, you agree to be bound by the arbitration, jury waiver and class action waiver provisions contained in Section 13 of our Investor Purchase Agreement to be used for subscriptions on this offering. Pursuant to the terms of the Bond Investor Agreement, the holders of Bonds and the Company will agree to (i) resolve disputes of the holders of Bonds through binding arbitration, instead of through courts of general jurisdiction or through a class action and (ii) waive the right to a trial by jury and to participate in any class action. Pursuant to the terms of the Bond Investor Agreement, if a holder of Bonds does not agree to the terms of the arbitration provision, the holder of Bonds may opt-out of the arbitration provision by sending an arbitration opt-out notice to the Company within thirty (30) days of the holder’s first electronic acceptance of the Bond Investor Agreement. If the opt-out notice is not received within thirty (30) days, the holder of Bonds will be deemed to have accepted all terms of the arbitration provision, including the class action and jury waiver. If the investor opts out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers. As arbitration provisions in commercial agreements have generally been respected by federal courts and state courts of Delaware, we believe that the arbitration provision in the Bond Investor Agreement is enforceable under federal law and the laws of the State of Delaware. Although holders of Bonds will be subject to the arbitration provisions of the Bond Investor Agreement, the arbitration provisions do not preclude holders of Bonds from pursuing claims under the U.S. federal securities laws in federal courts. THE ARBITRATION PROVISION OF THE BOND INVESTOR AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE ARBITRATION PROVISION OF THE BOND INVESTOR AGREEMENT DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

The Bond Investor Agreement provides that, to the extent permitted by law, each party to the Bond Investor Agreement waives the right to a jury trial or class action of any claim they may have against us arising out of or relating to our Bonds or the Bond Investor Agreement. If we were to oppose a jury trial or class action demand based on such waiver, the court would determine whether the waiver was enforceable based upon the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial or class action. The bondholders of Bonds will be subject to these provisions of the Bond Investor Agreement to the extent permitted by applicable law. THE WAIVER OF THE RIGHT TO A JURY TRIAL AND CLASS ACTION CONTAINED IN THE BOND INVESTOR AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE JURY WAIVER AND CLASS ACTION WAIVER PROVISIONS OF THE BOND INVESTOR AGREEMENT DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

If the investor opts out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers. If an investor does not opt-out, as described above, the rights of the adverse bond holder to seek redress in court would be severely limited. These restrictions on the ability to bring a class action lawsuit may result in increased costs and/or reduced remedies, to individual investors who wish to pursue claims against the Company.

SPECIAL INFORMATION REGARDING FORWARD LOOKING STATEMENTS

Some of the statements in this offering circular are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “will,” “plan,” and similar expressions identify forward-looking statements. We caution you not to place undue reliance on these forward-looking statements.

We will only update and revise any forward-looking statements or publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments to the extent required by law. Note that the Private Securities Litigation Reform Act of 1995 is not available to us as a non-reporting issuer. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with an initial public offering.

DILUTION

The Company is not offering equity and, therefore, investors will not experience dilution.

PLAN OF DISTRIBUTION

We are offering up to $75,000,000 million of our Bonds pursuant to this offering circular at $10 per Bond. There is no minimum offering amount and no provision to return or escrow investor funds if any minimum number of bonds is not sold. We are offering “1yr Bonds” and “3yr Bonds.” 1yr Bonds will accrue interest at 8% per annum and 3yr Bonds will accrue interest at 10% per annum. We will offer $25,000,000 in 1yr Bonds and $50,000,000 in 3yr Bonds. Upon subscribing for Bonds, Investors may elect to be paid interest monthly or have interest compound monthly until paid at maturity. The minimum investment for any investor is $1,000.

We will offer and sell our Bonds described in this offering circular on a continuous basis directly through our investment website accessible at www.robertventures.com. This offering is being conducted on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold in this offering. The Company has not engaged a broker-dealer in connection with this offering.  The Company will comply with Exchange Act Rule 3a4-1 by ensuring that all associated persons involved in this Offering are not statutorily disqualified, are not compensated by commissions or remuneration based directly or indirectly on sales of the Bonds, are not an associated person of a broker or dealer, and that all sales activities otherwise comply with the rule. For example, if representatives of the Company communicate with prospective investors, those communications will either be written and approved by a partner, officer or director of the Company, or will be responses to inquiries from prospective investors that contain only such information as contained in this offering circular.

The sale of Bonds will commence once this offering is qualified by the Securities and Exchange Commission and continue on a continuous basis thereafter. We may undertake one or more closings on a rolling basis. After each closing, funds tendered by investors will be made available to us. After the initial closing of this offering, we expect to hold closings on at least a monthly basis. The termination of the offering will occur on the earlier of (i) the date that subscriptions for the Bonds offered hereby equal $75,000,000, (ii) three years from the date this offering circular is qualified by the SEC, or (iii) such earlier date as terminated by the Company.

No public market has developed nor is expected to develop for Bonds, and we do not intend to list Bonds on a national securities exchange or interdealer quotational system.

Investor Suitability Standards

Our Bonds are being offered and sold only to “qualified purchasers” (as defined in Regulation A under the Securities Act). “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in Bonds does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). We reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.

For an individual potential investor to be an “accredited investor” for purposes of satisfying one of the tests in the “qualified purchaser” definition, the investor must be a natural person who has:

1. an individual net worth, or joint net worth with the person’s spouse, that exceeds $1,000,000 at the time of the purchase, excluding the value of the primary residence of such person and the mortgage on that primary residence (to the extent not underwater), but including the amount of debt that exceeds the value of that residence and including any increase in debt on that residence within the prior 60 days, other than as a result of the acquisition of that primary residence (this definition of net worth will also apply to investors that are non-accredited natural persons for purposes of determining whether they are qualified purchasers); or

2. earned income exceeding $200,000 in each of the two most recent years or joint income with a spouse exceeding $300,000 for those years and a reasonable expectation of the same income level in the current year.

If the investor is not a natural person, different standards apply. See Rule 501 of Regulation D for more details. For purposes of determining whether a potential investor is a “qualified purchaser,” annual income and net worth should be calculated as provided in the “accredited investor” definition under Rule 501 of Regulation D.

If you live outside the United States, it is your responsibility to fully observe the laws of any relevant territory or jurisdiction outside the United States in connection with any purchase, including obtaining required governmental or other consent and observing any other required legal or other formalities.

In addition to the foregoing, each prospective investor must represent in writing that they meet, among other things, all of the following requirements:

●	The prospective investor has received this offering circular and its exhibits;

●	The prospective investor acknowledges that an investment in Bonds involves substantial risks;

●	The prospective investor has adequate means of providing for their financial requirements, both current and anticipated, and has no need for liquidity in this investment;

●	The prospective investor can bear the economic risk of losing their entire investment in Bonds;

●	The prospective investor has such knowledge and experience in business and financial matters as to be capable of evaluating the merits and risks of an investment in Bonds; and

●

Except as set forth in the subscription agreement, no representations or warranties have been made to the prospective investor by the Company or any partner, agent, employee, or affiliate thereof, and in entering into this transaction the prospective investor is not relying upon any information, other than that contained in the offering statement of which this offering circular is a part, including its exhibits.

In addition, within the subscription agreement, investors must agree to indemnify the Company for their misrepresentations to the Company. Notwithstanding the foregoing, the Company is not requiring, and cannot require, investors to waive any of their rights to bring claims against the Company under the Securities Act, Exchange Act or similar state laws.

Our Manager will be permitted to make a determination that the subscribers of Bonds in this offering are qualified purchasers in reliance on the information and representations provided by the subscriber regarding the subscriber’s financial situation. Before making any representation that your investment does not exceed applicable federal thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to http://www.investor.gov. Our Manager may accept or reject any subscription, in whole or in part, for any reason or no reason at all.

An investment in our Bonds interests may involve significant risks. Only investors who can bear the economic risk of the investment for an indefinite period of time and the loss of their entire investment should invest in our Bonds.

Offering Expenses

Our Manager and/or its affiliates have incurred and will incur certain fees, costs and expenses incurred in connection with this offering and the Company’s operations. Such offering expenses consist of legal, accounting, marketing, technology, marketing, filing and compliance costs, as applicable. We will reimburse our Manager and its affiliates for such expenses through offering proceeds.

How to Subscribe

Any potential investor wishing to acquire our Bonds must:

1. Visit our website at www.robertventures.com and click the button to invest. You will be prompted to create an account. Once you have created your account, you will be able to review our offering documents.

2. Carefully read this offering circular, and any current supplement, as well as any documents described in the offering circular and attached to the offering statement of which this offering circular is a part or which you have requested.

3. Consult with your tax, legal and financial advisors to determine whether an investment in Bonds is suitable for you.

4. Review and complete the subscription agreement. Except as otherwise required by law, subscriptions may not be withdrawn or cancelled by subscribers.

5. Once the completed subscription agreement is signed, you must transfer funds in an amount equal to the purchase price for the Bonds you have applied to subscribe for (as set out on the front page of your subscription agreement).

6. Our Manager will review the subscription documentation completed and signed by you. You may be asked to provide additional information. We reserve the right to reject any subscriptions, in whole or in part, for any or no reason, and to withdraw the offering at any time prior to closing.

7. Once the review is complete, we will inform you whether or not your application to subscribe for the Bonds is approved or denied and, if approved, the number of interests you are entitled to subscribe for. If your subscription is rejected in whole or in part, then your subscription payments (being the entire amount if your application is rejected in whole or the payments associated with those subscriptions rejected in part) will be refunded promptly, without interest or deduction.

8. If all or a part of your subscription is approved, then your bonds will be issued digitally. Upon acceptance, the subscription monies held on your behalf will be transferred to our operating account as consideration for such Bonds as of your acceptance date, which will be promptly issued.

We have licensed the technology for our investor website from WealthBlock, Inc. At no point will investors be directed to a WealthBlock website and they will not communicate with WealthBlock in any way. WealthBlock will not manage our website in any way. The Company is responsible for the processing of investors through the website and will handle all investor communications. WealthBlock will only provide the licensed white label technology for integration into the Company’s website and will be responsible for ensuring that technology functions properly. It will not be responsible for the use and/or management of how the technology is implemented and used by the Company. WealthBlock references this technology as “Standard Platform” in Exhibit 10. The Company has paid $18,000 in fees to WealthBlock, Inc., consisting of a $1,500 setup fee and a $16,500 subscription fee. If the Company requires maintenance of services beyond the basic support offered by WealthBlock, Inc., additional hours may be purchased at a rate of $175 per hour. The Company does not anticipate requiring these additional services. In addition, The Company has retained Cliq for credit card and ACH processing services. Cliq’s credit card processing fees are passed through to investors and include 2.74% to 3% of the transaction amount. Cliq also charges $4.50 per ACH transaction plus .02 basis points, which is paid by the Company. The Company has retained North Capital Private Securities Corporation for KYC, AML, and OFAC screening. The cost for these services will be $1.75 per investor and will be paid by the Company.

IRA Investors

The Company may elect to increase the minimum purchase amount for IRA investors and may also limit IRA investors to only the compound interest election. The Company may also switch existing IRA Bond holders from the interest payment to the compound interest option.

Electronic Book-Entry of Bonds

Bonds will be maintained in your name in book-entry form. Physical Bond certificates are not available. Interest does not accrue until your subscription has been accepted. The Company will maintain its Bond registry.

Tax and Legal Treatment

Bonds will receive interest income. At the end of the calendar year, investors with over $10 of realized interest will receive a form 1099-INT. These will need to be filed in accordance with the United States Tax Code. Investor’s tax situations will likely vary greatly and all tax and accounting questions should be directed towards a certified public accountant.

Auto-Invest Program

We may elect in the future to establish an auto-invest program (“Auto-Invest Program”), which will allow investors to automatically invest in additional Bonds on a monthly basis subject to an amount that they designate.

If they elect to participate in the Auto-Invest Program, during the steps of the Investor Flow (for users to start investing, investors will be prompted to opt-in to a monthly cycle of recurring investments, and will choose the value to auto-invest. Then they will be asked on which date they would like to start this monthly occurrence before proceeding. Investors may affirmatively elect to participate or cancel their participation in the Auto-Invest Program by selecting “on” or “off” in their investment account. For that, the platform has the following workflow: (1) select “Portfolio” from the top of their page; (2) choose the “Investments” tab; (3) in the “Auto Invest” column, they will see the Settings Gear where they can update their preferences, “Update” where they can change the value and the date, or “Stop Recurring Investment” to cease auto-invest. As part of affirmatively electing to participate in the Auto-Invest Program by selecting “on”, the investor will choose the frequency of such investor’s recurring investments and the amount of such recurring investment. A second auto-invest will not be created if a previous one is still pending. Therefore, if the investor does not reconfirm the auto-investment, the investment will not be completed and will stay open until the investor chooses to invest or to cancel the auto-investment, or until the Company cancels such transaction. The investor has the ability to login to the platform to stop, change, or revise and future auto payments at any time. In addition, the investor will choose which bank account from which the funds would be drawn for purposes of the Auto-Invest Program. Upon affirmatively electing to participate in the Auto-Invest Program, the investor will be asked to agree to the terms and conditions of the Bond Investor Agreement.

Before each “auto investment,” the investor will receive emails notifying them of the frequency in which they choose and as a reminder for them to re-invest. The investor will login to the website and reconfirm their subscription by going through the investor flow. Prior to each “auto investment,” the investor will be asked to reconfirm the terms and conditions of the Bond Investor Agreement which they originally agreed to, such as that the investor continues to be either an accredited investor or in compliance with the 10% of net worth or annual income limitation on investment in this offering. Such communication will contain a URL hyperlink to, or an electronic copy of, this offering circular as revised from time to time by supplements filed with the SEC, in accordance with SEC Rule 251(d)(1). If no reconfirmation is received by us from the investor prior to a scheduled “auto-investment,” the “auto-investment” shall not be executed. If a reconfirmation is received by us from the investor prior to a scheduled “auto-investment,” we will send a confirmatory email to the investor denoting the amount invested upon such “auto-investment” and containing a URL hyperlink to, or an electronic copy of, this offering circular as revised from time to time by supplements filed with the SEC, in accordance with SEC Rule 251(d)(2).

Holders of Bonds will have access to current information regarding their Bonds by viewing their account on our website. Users can review, adjust, cancel, pause, or restart the Auto-Invest Program at any time by making the appropriate selection within their account or by contacting us.

We intend to treat any sales of Bonds made pursuant to the Auto-Invest Program as sales chargeable against the aggregate total of offered securities pursuant to the offering circular and to include such sales when calculating the $75 million cap in offering proceeds raised under any qualified offering statement within a 12-month period in accordance with SEC Rule 251(a).

Additional Information Regarding this Offering Circular

We have not authorized anyone to provide you with information other than as set forth in this offering circular. Except as otherwise indicated, all information contained in this offering circular is given as of the date of this offering circular. Neither the delivery of this offering circular nor any sale made hereunder shall under any circumstances create any implication that there has been no change in our affairs since the date hereof.

From time to time, we may provide an “offering circular supplement” that may add, update or change information contained in this offering circular. Any statement that we make in this offering circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement. The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular. You should read this offering circular and the related exhibits filed with the SEC and any offering circular supplement together with additional information contained in our annual reports, semiannual reports and other reports and information statements that we will file periodically with the SEC.

The offering statement and all supplements and reports that we have filed or will file in the future can be read on the SEC website at www.sec.gov.

USE OF PROCEEDS

The following table illustrates the amount of net proceeds to be received by the Company on the sale of the Class A interests offered hereby and the intended uses of such proceeds over an approximate twelve 12-month period. It is possible that we may not raise the entire offering amount through this offering circular. In such case, we will reallocate the use of proceeds as the board of directors deems to be in the best interests of the Company in order to effectuate its business plan. The intended use of proceeds are as follows:

	100%	75%	50%	25%
Gross Offering Proceeds[1]	75,000,000	56,250,000	37,500,000	18,750,000
Offering Costs (include broker dealer, escrow, marketing, audit and similar offering costs)[2]	1,500,000	1,265,625	937,500	562,500

Use of Net Proceeds:
Acquisition of Real Estate & Digital Assets[3]	62,087,863	45,573,488	29,390,363	13,316,613

Ongoing legal and accounting fees	150,000	125,000	110,000	100,000
Marketing	4,500,000	3,656,250	2,625,000	1,406,250
Working capital reserves	2,250,000	1,687,500	1,125,000	562,500
Interest Payments[4]	2,310,000	1,740,000	1,110,000	600,000
Existing Loan Repayments	2,202,137	2,202,137	2,202,137	2,202,137

Total Costs	75,000,000	56,250,000	37,500,000	18,750,000

1.This amount will be reduced to the extent that existing note holders in the Company’s parent exchange their notes for our Bonds. See “Plan of Distribution.”

2.Such expenses may include legal, audit, marketing, accounting, traveling and future broker dealer costs.

3.The Company does not intend to repay the equity (cost or real estate broker fees) for the lots that have already been acquired, or any broker dealer fees. The Company will use proceeds for construction of properties, which will include payments to contractors and subcontractors. We currently have a construction contract at this time from the General Contractor to build each unit for a  $25,000 fee plus the costs to build the home. We have budgeted $25,000 for the General Contractor for each property we acquire and build a home. Actual costs may be higher and if so, will be paid via the sale of assets. The Company may acquire additional properties, for which real estate broker fees may be paid out of offering proceeds. The Company will also use proceeds for acquisition of digital assets, for which we may pay fees to custodians.

4.The Company intends to use income from the staking of crypto assets and the development and sale of the homes to make required on outstanding loans. The Company does not intend to, but may, use offering proceeds to make payments on its outstanding loans if necessary. The Company may use proceeds to pay off a loan from Valiant Builder Finance and/or TowneBank and/or any other lender or the Company might exercise its right to extend the loan as needed on quarterly basis by paying an additional one-half point of interest of the total loan amount with Valiant Builder Finance. To the extent that the proceeds allocated to interest payments above are not needed, they will be reallocated to acquisition of real estate and digital assets.

The allocation of the use of proceeds among the categories of anticipated expenditures represents management’s best estimates based on the current status of the Company’s proposed operations, plans, investment objectives, capital requirements, and financial conditions. Future events, including changes in economic or competitive conditions of our business plan or the completion of less than the total offering, may cause the Company to modify the above-described allocation of proceeds. The Company’s use of proceeds may vary significantly in the event any of the Company’s assumptions prove inaccurate. We reserve the right to change the allocation of net proceeds from the offering as unanticipated events or opportunities arise.

DESCRIPTION OF BUSINESS

Our Company

We were incorporated under the laws of the State of Delaware on May 3, 2022. We operate via our subsidiaries, KS OBX LLC (“RE Subsidiary”) and RV Digital LLC (“Digital Subsidiary”). Our RE Subsidiary holds our real estate assets and our Digital Subsidiary holds our digital assets. We own 70% of our RE Subsidiary and 100% of our Digital Subsidiary. We do not intend to joint venture or otherwise acquire any other partial interests in any other subsidiaries to operate our real estate or digital assets.

We are managed by Robert Ventures LLC, a Delaware limited liability company (our “Manager”).

Our address is 2810 N. Church St., #28283, Wilmington, Delaware 19802 and our telephone number is (302) 404-6341.

Our Business

Robert Ventures Holdings is committed to strategically investing in digital assets and real estate.

Real Estate

The Company intends to invest approximately thirty to seventy percent of the amount raised in real estate, but may have a greater or lower amount invested at any given time. The amount of capital deployed will be based on market conditions, opportunities available in the market, and the cash flow needs for ongoing home construction.

The first area of focus will be the Outer Banks region of North Carolina. This is where our Manager has over twenty years of knowledge and experience. There are already established broker relationships in the area that allow us to view certain properties before the public, and there are occasional direct marketing campaigns that may be executed to generate leads. This market is very attractive for buyers as it has been noted many times as one of the best rated beaches in the USA and top destinations for kiteboarding and water activities. These amenities draw buyers from all over to the area to purchase property.

The Company will focus on buying land and building new homes for the new home entry price points. The price per lot will vary from $75,000 to $250,000 per building site, with a cost to build in the $300,000 to $500,000 range. The target sales price will be in the $500,000 to $800,000 price range when sold. Based on market opportunities there may be sites and homes outside of this price range. Robert Ventures anticipates that the typical timeframe on these projects will be about 10 months from when the building permits are issued to the sale of the property. We may acquire our properties using special-purpose entities.

Through buying real estate, developing new homes, and selling them in supply-constrained areas, the sale of assets will periodically provide liquidity events to cover payments and generate returns for the company. The company may look at other markets where we can create strategic relationships to execute transactions and provide the best value for the portfolio.

We expect to selectively employ additional leverage to acquire and build our real estate. Our target portfolio-wide leverage after we have acquired an initial substantial portfolio of investments is secured debt of between 50% and 85% of the greater of cost (before deducting depreciation or other non-cash reserves) or fair market value of our real estate assets. We will seek to secure structured leverage that is long term, nonrecourse, non-mark to market financing to the extent obtainable on a cost-effective basis; however, may use floating rate, construction financing and other available loan types as well. Our Manager may from time to time modify our leverage policy in its discretion.

The manager of our Manager has invested in over 200 properties in his career (which did not involve securities offerings). These transactions mostly comprised of buying and reselling existing properties after some repairs had been completed. He has only completed two single-family new construction units in the last few years and Mark Robert, partner, has experience with five homes either completed or currently under construction. He intends to hire a licensed general contractor in the state to oversee the projects and manage the construction. At this time, we intend to engage Farrell and Family Construction LLC (license #L.86449) to be the General Contractor for the projects. They will charge us the cost of labor and materials plus a flat fee of twenty-five thousand dollars to manage each new home, although costs may increase over time.

Our Manager has the authority to make all the decisions regarding our real estate investments. The criteria that our Manager will consider when evaluating prospective investment opportunities include:

●	macroeconomic conditions;
●	real estate market factors that may influence real estate valuations;
●	analysis of the real estate, zoning, operating costs and the asset’s overall competitive position in its market;
●	the estimated costs and timing associated with development and building of the real estate;
●	a valuation of the investment, comparable properties and the likely ability to liquidate an investment through a sale;
●	review of third party reports, including appraisals, engineering and environmental reports; and
●	physical inspections.

Digital Assets

The Company will also invest in digital assets, including proven cryptocurrencies like Bitcoin (BTC) and Ether (ETH), to foster significant growth and stability. These investments present robust potential and align with the ongoing digital revolution in finance and beyond. The Company expects to focus on Bitcoin and large-cap, liquid digital assets and protocols with alternative staking systems to the proof-of-work method utilized by cryptocurrencies such as Bitcoin. This approach allows us to participate in changes in the underlying value of the token while simultaneously generating returns from staking, as discussed in our risk factor entitled "Use of Delegated Staking Activities in Crypto Assets and Associated Risks" on page 11. Robert Ventures is poised to take advantage of the burgeoning digital assets market, offering its investors interest generated from a unique blend of growth potential and market resilience.

To facilitate this approach, the Company will initially limit its investments to Bitcoin (BTC) and Ether (ETH). The Company has analyzed both Bitcoin (BTC) and Ether (ETH) and determined that, in the Company’s opinion, they are not securities. For example, Bitcoin’s white paper describes it as an “electronic cash system, suggesting it was not intended to be a security, and the Company believes that because Bitcoin and Ether are anonymous and open source, they do not depend on the efforts of others (a Howey) factor. The Company believes that it is a reasonable position to take that Bitcoin and Ether do not constitute securities.

The Company is creating policies and procedures to guide it in underwriting the acquisition of other digital assets, including any interest arising from any delegated staking program in which the Company participates in, and we do not intend to acquire digital assets it determines are securities or participate in any delegated staking program if such interests arising from such a program are securities. This process is integral to our compliance and risk management protocols, ensuring adherence to regulatory standards, and safeguarding against legal uncertainties. The following steps are an overview of our policies and procedures we will take to underwrite each digital asset.

1.White Paper Review: The Company will review each potential digital asset’s whitepaper to understand the crypto’s technological underpinnings, to be better informed about the functionality of the asset.

2.Legal and Regulatory Review: We will conduct a thorough annual review of available legal and regulatory guidance pertaining to the crypto asset in question and any delegated staking programs in which we participate. This includes, but is not limited to, scrutinizing any public statements, enforcement actions, and guidance issued by regulatory bodies, particularly the Securities and Exchange Commission (SEC), and reviewing judicial opinions. The Company intends to utilize a new collector service such as Feedly to enable it to stay apprised of new developments.

3.Howey Test: Central to our evaluation is the application of the criteria established by the Howey Test, which serves as the predominant standard for determining whether a transaction represents an investment contract and, consequently, a security. Our legal team assesses whether the arrangement involves an investment of money in a common enterprise with a reasonable expectation of profits predominantly from the efforts of others.

4.Consultation with Legal Counsel: Recognizing the complexities inherent in this determination, if and when we decide to acquire digital cryptocurrency assets or participate in a delegated staking program, we will engage with external legal counsel specializing in securities law and the cryptocurrency. Counsel will provide an independent assessment, which will further guide our analysis.

5.Ongoing Monitoring and Reassessment: Given the evolving nature of the regulatory landscape, our commitment doesn’t cease following the initial determination. We continuously monitor for new developments that could impact the status of assets we hold or consider for transactions. Any significant regulatory announcements, court rulings, or changes in the asset's structure or operation will prompt a reevaluation of its status.

The Company intends to invest approximately 30% to 70% of the amount raised in digital assets but may have a greater or lower amount invested at any given time. The Company will limit investment in cryptocurrencies other than Bitcoin and Ether and other securities such that investment in all securities by the Company is limited to under 40% as a precautionary measure in case the SEC or other regulatory authorities determine that any crypto held by the Company constitutes a security and sell or otherwise adjust its holdings as necessary to remain under 40%, or structure its investments such that at least 55% of its assets are comprised of interests in real estate, also known as “qualifying interests,” and at least another 25% of its assets are additional qualifying interests or real estate-type interests, with no more than 20% of its assets comprised of miscellaneous assets. The Company will review its holdings on an annual. These measures are crucial for maintaining legal integrity and investor confidence as we expand our digital asset portfolio. In line with the investment strategy and to maintain clarity in our operational model, the Company currently does not engage in, nor does it intend to engage in, the lending of any cryptocurrency assets that we acquire or hold. The Company will also not accept cryptocurrencies as a form of payment.

We acknowledge that our process for analyzing and determining whether a particular digital asset constitutes a 'security' under Securities Act Section 2(a)(1) reflects a risk-based judgment, informed by our current understanding of the regulatory landscape and legal precedents. These internal assessments, while meticulously conducted, represent our perspective and are not definitive legal determinations. As such, they are not binding on regulatory authorities or judicial bodies. Our approach aims to responsibly navigate the complexities of the digital asset space, with the understanding that the classification of these assets may ultimately be determined by the interpretations and rulings of regulatory authorities and/or judicial bodies.

Furthermore, it is important for investors to be aware that the classification of our digital assets could impact our status under the Investment Company Act. As detailed in our "Risks Related to Being Deemed an Investment Company under the Investment Company Act" section on pages 13-14, our effort to avoid being classified as an investment company hinges on the nature of our assets and their classification by state and federal regulators, including the SEC. Investors are encouraged to review this section to understand how regulatory determinations about the nature of our digital assets could affect our operations and legal status.

Robert Ventures has strategically chosen BitGo as the custodian for its digital assets, a decision driven by BitGo's industry-leading approach to security, compliance, and risk mitigation. As a pioneer in digital asset financial services, BitGo has established robust security measures, ensuring that our assets are not only stored with state-of-the-art security but are also compliant with prevailing regulations:

●Compliance and Security: BitGo is renowned for its regulatory compliance, adhering to strict legal mandates that govern digital assets. Their compliance framework is designed to meet the obligations of the most regulated markets, providing peace of mind that the custody of our assets aligns with legal requirements. BitGo's wallet solutions feature advanced security configurations, including multi-signature technology, which requires multiple cryptographic keys to authorize a transaction, thereby providing an additional layer of security against unauthorized access or asset theft.

●Risk Mitigation: Understanding the inherent risks associated with digital asset storage, BitGo has instituted comprehensive risk mitigation protocols. These include the implementation of rigorous internal controls, extensive operational safeguards, and regular security audits. Their policies are designed to prevent unauthorized access, reduce the risk of internal compromise, and protect against external threats. Additionally, BitGo provides insurance coverage for digital assets in custody, offering an extra layer of protection against asset loss due to theft or operational errors.

●Fee Structure and Inclusions: BitGo's pricing is structured to offer comprehensive services that include access to hot wallets, custodial wallets, trading, and staking. The setup fee is $500, with a monthly account fee of $1,500. This package includes up to $4 million in Assets Under Custody (AUC) and up to $1 million worth of outgoing transactions per month, with deposits and internal transfers being free of charge. Overage fees apply at 3 basis points on AUC balances exceeding $4 million and 5 basis points on monthly outgoing transactions surpassing $1 million.

●Terms and Enhanced Security Measures: BitGo sets itself apart by offering higher coverage amounts compared to other digital asset custodians, maintaining segregated wallets for each client, and securing each wallet with Multi-Sig or Threshold Signature Scheme (TSS) technology to prevent single points of failure. Keys are kept secured offline in purpose-built, Class III bank vaults, and multiple parties with segregated duties are required for transaction execution. Transactions are signed only through a rigorous process that may take up to 24 hours, underlining the company's commitment to security.

BitGo's Custody Procedures and Arrangements:

●Storage Method: BitGo will contractually store 100% of the Company's crypto assets in cold storage.

●Insurance Coverage: BitGo's insurance policies provide coverage for copying and theft of private keys, insider theft or dishonest acts by BitGo employees or executives, and loss of keys. BitGo's policy does not cover cases where the client or a third-party holds some of the keys themselves (eg, hot wallets), since BitGo would not be solely responsible for protecting the keys. The coverage limits of BitGo’s insurance policies are $250,000,000. Once BitGo has Company assets in its custody, the Company’s assets will be ratably covered by the policy with all other assets BitGo has in custody. BitGo does not express coverage as a percentage of assets under custody.

●Verification of Assets: BitGo is regulated by South Dakota Division of Banking, and it has SOC I and SOC II Type II audits from Deloitte.

A SOC 1, Type II report is an independent audit that examines the internal controls of a service organization relevant to financial reporting. Conducted over a period, typically six to twelve months, it assesses if those controls are designed effectively and operate as intended. This report provides valuable assurance to investors regarding the security and reliability of the financial processes and data handling of the service organization.

A SOC 2, Type II audit is an independent assessment of a crypto custodian's security controls, focusing on their design and operational effectiveness over a specific period. This audit verifies that the custodian has robust measures in place to ensure the security, availability, processing integrity, confidentiality, and privacy of data, providing assurance to investors about the custodian's ability to protect digital assets and maintain secure and reliable systems.

In addition, when Robert Ventures' auditor completes its annual audit, it will be responsible for verifying the account balances with the BitGo custodian, ensuring transparency and accountability in the custody process. In order to verify the existence of our crypto assets held by the BitGo, our auditor may be provided view-only access directly by us, or our auditor may request specific reports from BitGo in order to verify the existence of the crypto assets

●Inspection Rights: Both Robert Ventures and our insurance providers maintain inspection rights associated with the crypto assets held in storage, allowing for periodic reviews and audits to confirm asset integrity and compliance with custody agreements.

BitGo’s security architecture is engineered to prevent breaches and ensure that any breach does not affect multiple wallets. In the unlikely event of an incident, insurance proceeds would be distributed in accordance with applicable law and BitGo Trust Company’s fiduciary obligations to its clients. BitGo collaborates with insurance broker Woodruff Sawyer to assist clients in purchasing their own additional insurance. Hot wallet clients may also opt for key recovery service (KRS) insurance and additional insurance through third-party company Digital Asset Services.

In our strategic approach to enhancing asset profitability, we may engage in a yield-generating activity known as “staking,” a process that not only contributes to the security and efficiency of the blockchain network but also generates potential returns for our investment portfolio. This procedure involves allocating a portion of our cryptocurrency holdings for network validation processes, such as transaction verification and block creation, in exchange for staking rewards.

Our staking operations are conducted on Bitgo. This platform has been meticulously selected based on their robust security features, reliability, and the competitive yields they offer on staked assets. The decision to stake through BitGo is influenced by several factors, including but not limited to the availability of specific staking services, the projected yields, and our overarching strategy for risk diversification within our investment portfolio.

Staking Process on BitGo:

1.Asset Selection for Staking: We do not currently stake any crypto assets. We intend to stake solely Ether (ETH). The choice depends on various factors, including the asset’s (Ether) market performance, security, and the expected Annual Percentage Yield (APY).

2.Initiating the Staking Request: To stake our assets, we initiate a staking-request transaction. This process involves sending one or more delegation transactions that transfer our digital assets to a network validator. It’s important to note that these transactions are subject to our enterprise and wallet policies, requiring all necessary approvals and signatures before BitGo proceeds.

3.Asset Delegation: Upon successful transaction approval, our assets are delegated to the validator’s staking wallet, either being locked or transferred, based on the specific staking protocol of the involved cryptocurrency.

4.Earning Rewards: Following the successful validation of the staked assets, we begin to accrue rewards calculated on an APR basis. These rewards represent the revenue generated from our staked investments.

5.Unstaking and Reward Claims: If we decide to unstake our assets, the process involves creating an unstaking-request transaction. Depending on the cryptocurrency’s specific protocol, there might be a cooldown period before the assets are released. Furthermore, claiming the earned rewards necessitates a separate rewards-claim transaction.

6.Obligations and Counterparties: Throughout this process, our primary counterparty is BitGo, and by extension, the network validators to whom our assets are delegated. Our obligations include adherence to the terms stipulated in the staking contract signed with BitGo, ensuring compliance with all requisite security measures, and maintaining the integrity of our investment operations.

When engaging in staking activities with BitGo, clients enter into a contractual agreement that outlines specific obligations. These include compliance with all set wallet policies, like address whitelisting, transaction limits, and user roles, which are designed to create an extra layer of safety for digital assets.

Clients are expected to adhere to the terms of service provided by BitGo Trust Company, Inc, BitGo New York Trust Company, LLC, BitGo Deutschland GmbH, and BitGo GmbH (Switzerland) entities, as applicable. These terms cover various aspects of the staking services, including the conditions for delegation, reward distribution, and the process for unstaking.

For a comprehensive understanding of the risks associated with our engagement in delegated staking activities through BitGo, investors are encouraged to review our detailed risk factor disclosure on page 11. This section, titled "Use of Delegated Staking Activities in Cryptocurrency Assets and Associated Risks," elaborates on the potential challenges and uncertainties, including counterparty risks with BitGo, slashing risks, smart contract vulnerabilities, liquidity constraints, regulatory dynamics, and other factors that could influence the security and profitability of our staking activities.

Employees

We do not have any employees. We are dependent upon the services provided through our Manager.

Legal Proceedings

From time to time, we may become party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. We are not currently a party, as plaintiff or defendant, nor are we aware of any threatened or pending legal proceedings, that we believe to be material or which, individually or in the aggregate, would be expected to have a material effect on our business, financial condition or results of operation if determined adversely to us.

Government Regulation

The Company’s real estate business is subject to multiple laws, including regulations applicable to ownership and construction of properties. Regulations may vary from jurisdiction to jurisdiction and from state to state. In any jurisdictions or states in which we operate, we may be required to obtain licenses and permits to conduct business.

With regards to our digital assets, the regulation of cryptocurrencies is uncertain. To the extent that any cryptocurrency is classified as a security, its purchase and sale would be governed by the federal and state securities laws. To the extent that any cryptocurrency is classified as a commodity, its purchase and sale could be governed by the commodities trading laws.

While the Company will use its best efforts to comply with all laws, including federal, state, and local laws and regulations, claims arising out of actual or alleged violations of law could be asserted against us by individuals or governmental authorities. These legal actions could expose the Company to significant damages, legal fees or other penalties that would adversely affect the Company and its ability to distribute income to Investors.

Competition

The Company competes with many others engaged in real estate and digital asset investment including but not limited to individuals, corporations, bank and insurance company investment accounts, real estate investment trusts, and private real estate funds. Significant increases in the number of listings for entry level housing in the geographic areas where the Company’s properties are located, if not met by a similar increase in demand, is likely to cause downward pressure on rental rates and, potentially, impact the value of our real estate assets.

Reporting

Our Manager must keep appropriate books and records with respect to the business of the Company. The books of the Company shall be maintained, for tax and financial reporting purposes, on an accrual basis in accordance with U.S. GAAP, unless otherwise required by applicable law or other regulatory disclosure requirement. For financial reporting purposes and tax purposes, the fiscal year and the tax year are the calendar year, unless otherwise determined by our Manager in accordance with the Internal Revenue Code. The Company will be required to make annual and semi-annual filings with the SEC. The Company will make annual filings on Form 1- K, and will include audited financial statements for the previous fiscal year. The Company will make semi-annual filings on Form 1-SA, which will include unaudited financial statements for the six months to June 30. The Company will also file a Form 1-U to announce important events such as the loss of a senior officer, a change in auditors, or certain types of capital-raising. The Company will be required to keep making these reports unless it files a Form 1-Z to exit the reporting system, which it will only be able to do if it has less than 300 investors of record and have filed at least one Form 1-K.

Under the Securities Act, the Company must update this offering circular upon the occurrence of certain events, such as asset acquisitions. At least every 12 months, the Company will file a post-qualification amendment to the offering statement of which this offering circular forms a part, to include the Company’s recent financial statements and updated disclosures. The Company may supplement the information in this offering circular by filing a supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system and the Company’s website. You should read all the available information before investing.

No Public Market

Although under Regulation A the Bonds are not restricted, Bonds are still highly illiquid securities. No public market has developed nor is expected to develop for Bonds, and we do not intend to list Bonds on a national securities exchange or interdealer quotational system. You should be prepared to hold your Bonds as Bonds are expected to be highly illiquid.

DESCRIPTION OF PROPERTY

The Company’s address is 2810 N. Church St., #28283, Wilmington, Delaware 19802. The Company’s subsidiary KS OBX LLC has acquired the following lots on which we intend to build single-family homes. The below table provides the address, purchase price, and current debt on each property. We anticipate starting one new unit per month but may vary based on market conditions and proceeds raised. The start date for the first lot was December 2023 and we anticipate starting one new home every other month. The company reserves the right to just sell the lots. There is no particular order and will vary depending on timeframe of permits and market conditions for the desired location of the lot. Currently, none of the existing lots have any completed houses.

The loan numbers listed below for each property are a reference to loans starting on page 33, under “Description of Current Outstanding Loans,” which includes a description of each loan terms.

Properties	Purchase Price	Debt Owed	Loan #	Start Estimate
0 Mako Ct Avon, NC 27915 - Lot 32	$68,571.43	$-
0 Mako Ct Avon, NC 27915 - Lot 34	$31,355.51	$20,761.36	1
0 Mako Ct Avon, NC 27915 - Lot 35	$31,355.51	$20,761.36	1
0 Mako Ct Avon, NC 27915 - Lot 36	$68,571.43	$-
0 Pony Pasture Dr Avon, NC 27915 - Lot 11	$68,571.42	$-
0 Pony Pasture Dr Avon, NC 27915 - Lot 12	$68,571.42	$-
0 Pony Pasture Dr Avon, NC 27915 - Lot 13	$68,571.43	$250,000.00
0 Pony Pasture Dr Avon, NC 27915 - Lot 4	$31,355.51	$20,761.36	1
0 Pony Pasture Dr Avon, NC 27915 - Lot 8	$31,355.50	$20,761.36	1
0 Portside Dr Avon, NC 27915 - Lot 28	$68,571.43	$-
0 Portside Dr Avon, NC 27915 - Lot 29	$68,571.43	$-
0 Portside Dr Avon, NC 27915 - Lot 39	$31,355.51	$20,761.36	1
0 Portside Dr Avon, NC 27915 - Lot 40	$31,355.51	$20,761.36	1
0 Portside Dr Avon, NC 27915 - Lot 41	$31,355.51	$20,761.36	1
0 Portside Dr Avon, NC 27915 - Lot 43	$31,355.51	$20,761.36	1
0 Portside Dr Avon, NC 27915 - Lot 47	$31,355.51	$20,761.36	1
0 Portside Dr Avon, NC 27915 - Lot 48	$31,355.51	$20,761.36	1
41050 Portside Dr Avon, NC 27915 - Lot 50	$31,355.51	$20,761.36	1
41159 Lakeside Dr Avon, NC 27915 - Area 21	$58,500.00	$-
41161 Keel Ct Avon, NC 27915 - Lot 901	$70,000.00	$-
41196 Shoals Ct Avon, NC 27915 - Lot 1810	$54,000.00	$55,000.00	2
41199 Lakeside Dr Avon, NC 27915 - Area 1	$46,200.00	$48,000.00	2
0 Pony Pasture Dr Avon NC 27915 - Lot 9	$31,355.51	$20,761.36	1
39192 Cobia Way Avon NC 27915	$118,000.00	$327,810.00	3	December-2023
0 Buccaneer Dr Frisco NC 27936	$100,000.00	$100,000.00		April-2024
52168 Sportsman Dr Frisco NC 27936	$115,000.00	$115,000.00	4	January-2024
26219 Rampart St, Salvo, NC 27972	$95,000.00	$202,495.00	5	March-2024
0 Pony Pasture Dr, Avon, NC 27915 - Lot 14	$99,987.00	$500,000.00	6&7

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and the notes to those statements that are included elsewhere in this offering circular. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the Risk Factors, Cautionary Notice Regarding Forward-Looking Statements and Business sections in this offering circular. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” and similar expressions to identify forward-looking statements. Our future operating results, however, are impossible to predict and no guaranty or warranty is to be inferred from those forward-looking statements.

Overview

We were incorporated under the laws of the State of Delaware on May 3, 2022 to invest in real estate and digital assets.  To date, we have focused mainly on creating and beginning to implement our business plan, raising capital, and preparing for this offering.

Results of Operations

We have not had any revenues to date and do not expect to generate revenues for approximately the first 12 months from the date this offering circular is qualified by the SEC. For the fiscal year 2022, we had $440 of general and administrative expenses and $13,060 of such expenses for the period January 1, 2023 to June 30, 2023.

Liquidity and Capital Resources

Due to its recent formation and limited operating history, the Company has limited assets on its balance sheet.  As of December 31, 2022, we had $971,247 in assets, consisting mainly of cash contributed by our sole member. We had no liabilities as of the same date. As of June 30, 2023, we had $1,127,845, consisting mainly of property held for investment as a result of us beginning to implement our business plan. We had liabilities of $549,623, consisting of loans from our member, and debt incurred in conjunction with the purchase of our assets. As of June 30, 2023, we had cash on hand of only $14,606.

The Company’s financial statements have been prepared assuming the Company will continue as a going concern. The Company is newly formed and has not generated revenue from operations. The Company will require additional capital until revenue from operations is sufficient to cover operational costs. These matters raise substantial doubt about the Company’s ability to continue as a going concern.

The Company will have limited sources of short-term liquidity. The Company intends to earn revenue by staking crypto assets it acquires. However, any crypto assets acquired and staked will be locked up for the duration of the staking period. A significant portion of our capital will be used to fund the building of lots. On a short-term basis, the Company may be required to repay the Bonds through the sale of non-locked crypto assets we acquire or through the sale of lots, if we are unable to generate enough revenue initially from the staking of crypto assets and development and sale of the homes. On a long-term basis the Company should have increased liquidity from the potential sale of crypto assets and completed homes.  We expect to repay Bonds through the foregoing capital sources. We do not intend to use offering proceeds to repay Bonds. There is no guarantee that the Company will generate sufficient funds to repay interest due on Bonds. How much interest that will be due will be a function of whether investors choose compounding or non-compounding bonds.

The Company has obtained a number of interest-only loans to finance its acquisition of real estate. The Company has allocated funds in its use of proceeds for the payment of loan interest but intends to make such required payments through revenue generated through future delegated staking activities and through the acquisition and development of real estate assets. The following is a summary of the loans and their terms:

Description of Current Outstanding Loans

Loan 1 - Blanket Loan

Lender: TowneBank

Position: 1st

Total Amount: $304,500

Amount Withdrawn: $304,500

Current Balance Due to Pay Down: $249,136.36

Remaining Draw: 0

The original loan dated 3/12/2021 is an interest-only loan for 36 months, with a maturity date of 3-12-2024. The loan had been modified as of April 29, 2024. The current new terms are an amortized loan of the principal balance over 15 years and extending maturity until April 29, 2029. The loan bears monthly interest at a variable rate of Wall Street Journal Prime + 0% with a floor of 4%. A late charge of 4% of the regularly scheduled amount of any installments if payment is late by 15 days or more. The borrower has zero dollars left on the loan to withdraw and, therefore, can’t withdraw any more dollars without a new loan or a modification of the existing terms.

Loan 2 - Lakeside/Shoals

Lender: Patricia Midgett

Position: 1st

Total Amount: 103,000

Amount Withdrawn: 103,000

Remaining Draw: 0

The loan dated 5/4/2023 is an interest-only loan for 24 months, due May 4th, 2025. The borrower will pay an annual interest rate of 6%, interest-only monthly, on or before the 4th. A late charge of 4% of the loan amount of any installments if payment is late by the 10th of the month. The borrower has zero dollars left on the loan to withdraw and, therefore, can’t withdraw any more dollars without a new loan or a modification of the existing terms

Loan 3 - Cobia

Lender: Valiant Builder Finance LLC

Position: 1st

Total Amount: 375,000

Amount Withdrawn: 327810

Remaining Draw: 47,190

The loan dated 7/8/2023 is an interest-only loan for 9 months, due 9 months from the date of the note, with the ability to extend in 3-month increments. The Company will continually extend the loan maturity date until the property is sold. However, the note does not allow extension after 3 years from the date of the note. Advances may be advanced at any time before maturity and any extension thereof, but in no event shall such maturity date be extended more than 3 years from the date of the note. The borrower will pay an additional ½ percentage point ($1,875.00) of the total loan amount to renew the loan every three months automatically past the original maturity date. The Company has already extended the maturity date and paid the fees for the extension of the loan in April 8th and July 8th of 2024, and this was done automatically with the lender billing the Company the extension fee of $1,875.00 each time and will continue automatically until the property is sold. However, while the lender has agreed to these automatic extensions, the lender could refuse to continue to allow extensions of the maturity date at any time. If the lender decides not to continue to provide an extension of the maturity date, or if the property is not sold within three years from the date of the note, the Company will be required to pay all outstanding amounts. It is possible that if this occurs, the Company may not have sufficient funds to pay the amount owed to the lender and the lender could foreclose on the property and the Company could lose the property. The borrower paid 2 points for an origination fee. The borrower will pay an annual interest rate of 1.5% per annum above the Wall Street Journal Prime Rate with a floor of 8.5%. All overdue principal and interest shall bear interest at 15% per annum, not to exceed the maximum rate allowable by law.

Loan 4 - Sportsman

Lender: Patricia Midgett

Position: 1st

Total Amount: 115,000

Amount Withdrawn: 115,000

Remaining Draw: 0

The loan dated 10/6/2023 is an interest-only loan for 24 months, due October 6th, 2025. The borrower will pay an annual interest rate of 7%, interest-only monthly, on or before the 6th. A late charge of 4% of the loan amount of any installments if payment is late by the 10th of the month. The borrower has zero dollars left on the loan to withdraw and, therefore, can’t withdraw any more dollars without a new loan or a modification of the existing terms.

Loan 5 - Rampart

Lender: Valiant Builder Finance LLC

Position: 1st

Total Amount: 360,000

Amount Withdrawn: 202,495

Amount Withdraw Remaining: 157,505

The loan dated 11/3/2023 is an interest-only loan due 9 months from the date of the note, with the ability to extend in 3-month increments. The Company will extend the loan maturity date until the property is sold. However, the note does not allow extension after 3 years from the date of the note.  Advances may be advanced at any time before maturity and any extension thereof, but in no event shall such maturity date be extended more than 3 years from the date of the note. The borrower will pay an additional ½ percentage point of the total loan amount ($1,800.00) to renew the loan every three months automatically past the original maturity date. The Company has already extended the maturity date and paid the fees for the extension of the loan on August 3, 2024. This was done automatically with the lender billing the Company the extension fee of $1,800.00 and will continue automatically until the property is sold. However, while the lender has agreed to these automatic extensions, the lender could refuse to continue to allow extensions of the maturity date at any time. If the lender decides to not continue to provide an extension of the maturity date, or if the property is not sold within three years from the date of the note, the Company would be required to pay all outstanding amounts. It is possible that if this occurs, the Company may not have sufficient funds to pay the amount owed to the lender and the lender could foreclose on the property. The borrower paid 1.5 points for an origination fee. The borrower will pay an annual interest rate of 2% per annum above the Wall Street Journal Prime Rate with a floor of 8.5%. All overdue principal and interest shall bear interest at 15% per annum, not to exceed the maximum rate allowable by law.

Loan 6 - Pony Lot 14

Lender: Stone Bay Holdings II LLC

Position: 1st

Total Amount: 250,000

Amount Withdrawn: 250,000

Remaining Draw: 0

The loan dated 2/7/2024 is an interest-only loan for 24 months, due February 7, 2026. Borrower paid 3 points for an origination fee and will pay an annual interest rate of 12% for the first 12 months and 15% after that annually. A late charge of 4% of the loan amount of any installments if payment is late by the 10th of the month. Joseph Robert will maintain a life insurance policy of $1 million, payable to Steve Lloyd in the event of death, to satisfy the loan. The borrower has zero dollars left on the loan to withdraw and, therefore, can’t withdraw any more dollars without a new loan or a modification of the existing terms

Loan 7 - Pony Lot 14

Lender: Steven Lloyd

Position: 2nd

Total Amount: 250,000

Amt Withdrawn: 250,000

Amount Withdraw Remaining: 0

The loan dated 2/7/2024 is an interest-only loan for 24 months, due February 7, 2026. Borrower paid 2 points for an origination fee and will pay an annual interest rate of 12% for the first 12 months and 15% after that annually. A late charge of 4% of the loan amount of any installments if payment is late by the 10th of the month. Joseph Robert will maintain a life insurance policy of $1 million, payable to Steve Lloyd in the event of death, to satisfy the loan. The borrower has zero dollars left on the loan to withdraw and, therefore, can’t withdraw any more dollars without a new loan or a modification of the existing terms

To fund operations, the Company will initially rely on proceeds from this offering to pay for expenses related to its lots and crypto assets. There are no assurances that management will be able to raise capital on terms acceptable to the Company. If we are unable to obtain sufficient amounts of additional capital, we may be required to reduce the scope of our planned operations, which could harm our business, financial condition and operating results.

Loan 7 - Pony Lot 13

Lender: Stone Bay Holdings II LLC

Position: 1st

Total Amount: 500,000

Amt Withdrawn: 250,000

Amount Withdraw Remaining: 250,000

The loan dated 8/9/2024 is an interest-only loan for 24 months, due August 9th, 2026. Borrower paid 3 points for an origination fee and will pay an annual interest rate of 12% for the first 12 months and 15% after that annually. A late charge of 4% of the loan amount of any installments if payment is late by the 10th of the month. Joseph Robert will maintain a life insurance policy of $1 million, payable to Steve Lloyd in the event of death, to satisfy the loan. The borrower has $250,000 dollars left on the loan to withdraw.

Plan of Operations

The Company intends to repay the bonds and any interest owed with the proceeds from the sale of the new homes or from the staking or sale of crypto assets as needed. In order to fulfill investor monthly bond payments until a new home is sold or there is income from staking rewards, there may be a need to use proceeds from the offering proceeds to make those monthly payments. During the next 12 months, assuming sufficient capital is raised through this offering or otherwise, we intend to begin to build homes on our already acquired lots. We hope to complete approximately 6-10 homes during such period. We also intend to acquire up to three more lots to develop. We expect to sell approximately 6-10 properties over the next 12 months. Currently, at this time there are no assets ready for sale. We also intend to acquire digital assets representing 30 - 70% of our asset portfolio, with crypto assets other than Bitcoin or Ether not to exceed 40%, but may have a greater or lower amount invested in digital assets at any given time. We do not expect to sell any digital assets in the first 12 months but may do so if necessary to fund other acquisitions or construction.

Trends

The Company has a limited operating history and no significant historical operating data for trend analysis. Nonetheless, the Company’s business is subject to general business and economic conditions in the U.S. and worldwide along with local, state, and federal governmental policy decisions. Events including, but not limited to, recession; inflation; downturn or otherwise; government regulations and political policies; travel restrictions; changes in the real estate market; and interest-rate fluctuations could have a material adverse effect on the Company’s financial condition and the results of its operations.

Significant Accounting Policies

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. generally accepted accounting principles, or “GAAP.” The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reported period. In accordance with GAAP, we base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. Our significant accounting policies are fully described in Note 3 to our financial statements appearing elsewhere in this offering circular, and we believe those accounting policies are critical to the process of making significant judgments and estimates in the preparation of our financial statements.

MANAGEMENT

We are managed by our Manager, Robert Ventures LLC.  The following table provides information on the manager of our Manager:

Name	Age	Positions	Term of Office
Joseph Robert	41	Manager of our Manager	April 6, 2020 - Present

Joseph Robert. Joseph Robert is the manager of our Manager.  Joe has over 20 years of asset management experience. Over the past 10 years, Joe has invested in over 200 residential and commercial properties, and over $165mm AUM of residential mortgages. Over the last five years, he has made numerous investments into the tech sector that included providing venture capital and acquiring digital assets that provided exposure to the growing digital economy. He is expected to devote full time to Company operations.

Neither our Manager nor its manager has, during the past five years:

●	been convicted in a criminal proceeding (excluding traffic violations and other minor offences); or

●

had any petition under the federal bankruptcy laws or any state insolvency law was filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he was general partner at or within two years before the time of such filing, or any corporation or business association of which he was an executive officer at or within two years before the time of such filing.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Our Manager has not received any compensation to date and we do not intend to pay compensation in the future.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

Except as described herein, none of the following parties (each a “Related Party”) has, since inception to the date of this offering circular, had any material interest, direct or indirect, in any transaction with us or in any presently proposed transaction that has or will materially affect us:

●	any of our Manager or its managing members;

●	any person who beneficially owns, directly or indirectly, shares carrying more than 10% of the voting rights attached to our outstanding interests; or

●	any member of the immediate family (including spouse, parents, children, siblings and in- laws) of any of the above persons.

In 2023, Joe Robert and his brother, Mark Robert, made loans to the Company in the amount of $2,000 and $195,487, respectively. These loans are payable on demand.

Mark Robert owns 30% of our Real Estate Subsidiary.

In 2023, we transferred ownership of a subsidiary, RV Passive LLC, to an affiliate of Joe Robert.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SECURITYHOLDERS

At August 24, 2023, all interests of the Company were held by RV Yield AI LLC. RV Yield AI LLC is wholly owned by Robert Ventures GP LLC. The following table sets out, as of August 24, 2023, our beneficial ownership. The business address for our beneficial holder is 2810 N. Church St., #28283, Wilmington, Delaware 19802. Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of common stock owned by them, except to the extent that power may be shared with a spouse.

Name and Address of Beneficial Owner	Title of class	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership acquirable	Percent of class(1)
Joseph Robert(1)	Membership Interests	1	0	100%

(1)	Based on RV Yield AI LLC being the sole holder of the Company, Robert Ventures GP LLC being the sole holder RV Yield AI LLC, and Mr. Robert being the sole holder of Robert Ventures GP LLC.

SECURITIES BEING OFFERED

Bonds

General. We may offer Bonds, with a total value of up to $75 million on a continuous basis, under this offering circular. The Bonds will be offered in increments of $10.00. We will not issue more than $75 million of Bonds pursuant to this offering circular in any 12-month period.

Maturity. Bonds are payable within 90 days from written demand by a holder, subject to a one year or three year lock up period, as elected by each holder when subscribing for Bonds.

Interest. Interest shall accrue on the Outstanding Principal Balance at the fixed interest rate of 8% per annum for 1yr Bonds and 10% for 3yr Bonds. Investors may elect to be paid interest monthly or have interest compound monthly until maturity. Notwithstanding the foregoing, the Company may elect to have all bonds held in IRAs to receive compounding interest only, without the option of monthly interest payments.  Interest shall be computed on the basis of a year consisting of 365 days based on the actual number of days elapsed. Interest will begin to accrue once an investor’s subscription has been accepted. Monthly payments of interest will occur prior to the 10th business day of each month for the prior month. Bonds will continue to accrue interest if the Company fails to make a required payment. Furthermore, there is no agreement with our parent company or Manager to provide any shortfall if enough cash is not available to make required payments and they may not be in a financial position to do so.

Redemption by Company. Each Bond is redeemable by us at any time at par value plus any accrued but unpaid interest up to but not including the date of redemption. The Bonds are redeemable upon five days’ notice by the Company to the bond holder and the outstanding principal balance together with the interest will be credited to the bond holder’s account within five business days following the redemption date.

Security; Ranking; Sinking Fund. The Bonds will be general unsecured obligations, and will rank equally with all of our other unsecured debt unless such debt is senior to or subordinate to the Bonds by their terms. We may issue secured debt in our sole discretion without notice to or consent from the holders of Bonds. There is no sinking fund.

Fees. Bond investors that purchase our Bonds are not charged a servicing fee for their investment. Investors may be charged a transaction fee if your method of payment requires us to incur an expense. The transaction fee will be equal to the amount that the Company will be charged by the payment processor. Other financial intermediaries, however, if engaged by you, may charge you commissions or fees. These fees include the following:

●Cliq: 2.74% to 3% of each credit card transaction, and $4.50 plus .02 basis points for all subscription contributions and $1.00 for each outbound ACH distributions for bond payments, paid by the investor.

Form and Custody. Bonds will be issued by computer-generated program and electronically signed by us in favor of the investor. The Bonds will be digitally stored by us and will remain in our or our agent’s custody for ease of administration with a copy available in investor’s Bond account.

Transfer. The Bonds are not transferrable without written consent from the Company. In order to transfer a Bond, its holder must request transfer from the Company, including the identification of the transferee. The Company will have 30 days from request to approve or reject the request for transfer. The Company is not obligated to approve any transfer and Bond holders should be prepared to hold their Bonds indefinitely.

Conversion or Exchange Rights. The Bonds are not convertible or exchangeable into any other securities.

Events of Default. The following will be events of default under the Bonds:

●	if we fail to pay interest when due and our failure continues for 90 days;

●	if we fail to pay the principal, or premium, if any, when due whether by demand of a bond holder or by our redemption and such failure continues for ninety (90) days; and

●	if we file, or have an involuntary case filed against us, for bankruptcy, are insolvent or make a general assignment in favor of our creditors.

Upon an Event of Default, the Bonds will continue to accrue interest if the Company fails to make a required payment. There is no agreement with the parent company or Manager to provide any shortfall and that they may not be in a financial position to do so. The Bond holder will have the right to declare all amounts due under the Bond immediately due and payable. The occurrence of an event of default of Bonds may constitute an event of default under any bank credit agreements the Company may have in existence from time to time. In addition, the occurrence of certain events of default may constitute an event of default under certain of the Company's other indebtedness outstanding from time to time. Therefore, the investor will have the ability to sue the Company. If one or more investors sue and is successful in obtaining a judgment, the investors may have the ability to foreclose on its assets. The Company may not have enough assets to support all judgments and/or ongoing operations, and it may have to file bankruptcy.

No Personal Liability of Directors, Officers, Employees and Stockholders. No incorporator, stockholder, employee, agent, officer, director, affiliate or subsidiary of ours will have any liability for any obligations of ours due to the issuance of any Bonds.

Governing Law.

Bonds and the Bond Investor Agreement will be governed and construed in accordance with the laws of the State of Delaware.

Arbitration.

Pursuant to the terms of the Bond Investor Agreement, the holders of Bonds and the Company will agree to (i) resolve disputes of the holders of Bonds through binding arbitration, instead of through courts of general jurisdiction or through a class action and (ii) waive the right to a trial by jury and to participate in any class action.

Pursuant to the terms of the Bond Investor Agreement, if a holder of Bonds does not agree to the terms of the arbitration provision, the holder of Bonds may opt-out of the arbitration provision by sending an arbitration opt-out notice to the Company within thirty (30) days of the holder’s first electronic acceptance of the Bond Investor Agreement. If the opt-out notice is not received within thirty (30) days, the holder of Bonds will be deemed to have accepted all terms of the arbitration provision, including the class action and jury waiver. If the investor opts out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers.

As arbitration provisions in commercial agreements have generally been respected by federal courts and state courts of Delaware, we believe that the arbitration provision in the Bond Investor Agreement is enforceable under federal law and the laws of the State of Delaware. Although holders of Bonds will be subject to the arbitration provisions of the Bond Investor Agreement, the arbitration provisions do not preclude holders of Bonds from pursuing claims under the Exchange Act and Securities Act in federal courts. THE ARBITRATION PROVISION OF THE BOND INVESTOR AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE ARBITRATION PROVISION OF THE BOND INVESTOR AGREEMENT DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT.

Jury Trial and Class Action Waivers.

The Bond Investor Agreement provides that, to the extent permitted by law, each party to the Bond Investor Agreement waives the right to a jury trial or class action of any claim they may have against us arising out of or relating to our Bonds or the Bond Investor Agreement. If we were to oppose a jury trial or class action demand based on such waiver, the court would determine whether the waiver was enforceable based upon the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial or class action. The bondholders of Bonds will be subject to these provisions of the Bond Investor Agreement to the extent permitted by applicable law. THE WAIVER OF THE RIGHT TO A JURY TRIAL AND CLASS ACTION CONTAINED IN THE BOND INVESTOR AGREEMENT IS NOT INTENDED TO BE DEEMED A WAIVER BY ANY HOLDER OF BONDS OF THE COMPANY’S COMPLIANCE WITH THE U.S. FEDERAL SECURITIES LAWS AND THE RULES AND REGULATIONS PROMULGATED THEREUNDER. THE JURY WAIVER AND CLASS ACTION WAIVER PROVISIONS OF THE BOND INVESTOR AGREEMENT DO NOT APPLY TO CLAIMS BROUGHT UNDER THE EXCHANGE ACT AND SECURITIES ACT. If the investor opts out of the arbitration provision, the investor has also opted out of the jury trial and class action waivers.

The form of Bond is filed as an exhibit to the offering statement of which this offering circular forms a part.

EXPERTS

Our financial statements for the periods from ended December 31, 2022 and December 31, 2023 included in this offering circular have been audited by Abdi Sheikh-Ali, CPA, PLLC, as stated in its report appearing herein. Such financial statements have been so included in reliance upon the report of such firm given upon its authority as an expert in accounting and auditing.

39

FINANCIAL STATEMENTS

40

Abdi Sheikh-Ali, CPA, PLLC

450 Century Parkway, Suite 250Tel. (972) 217-4646

Allen, Texas 75013Fax. (972) 217-4645

www.abdisheikh.comcpa@abdisheikh.com

INDEPENDENT AUDITOR’S REPORT

To the Managing Member(s) Robert Ventures Holdings LLC:

Opinion

We have audited the consolidated financial statements of Robert Ventures Holdings LLC, which comprise the consolidated balance sheet as of December 31, 2023 and 2022, and the related consolidated statements of income, cash flows, and changes in shareholders' equity, for the 2023 year and period May 3, 2022 (inception) through December 31, 2022 then ended, and the related notes (collectively referred to as the "financial statements").

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Robert Ventures Holdings LLC as of December 31, 2023 and 2022, and the results of its consolidated operations and its consolidated cash flows for the 2023 year and period May 3, 2022 (inception) through December 31, 2022 then ended, in accordance with accounting principles generally accepted in the United States of America.

Basis of Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the "Auditor's Responsibilities for the Audit of the Financial Statements" section of our report. We are required to be independent of Robert Ventures Holdings LLC in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission, and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Entity’s Ability to Continue as a Going Concern

As discussed in Note 7 to the consolidated financial statements, certain conditions indicate that Robert Ventures Holdings LLC may be unable to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified in respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with U.S. generally accepted accounting principles (GAAP); this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about Robert Ventures Holdings LLC ’s ability to continue as a going concern for a period of one year from the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not absolute assurance, and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.

•Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of Robert Ventures Holdings LLC ’s internal control. Accordingly, no such opinion is expressed.

•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about Robert Ventures Holdings LLC ’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control—related matters that we identified during the audit.

Allen, Texas

July 12, 2024

Robert Ventures Holdings LLC

Consolidated Balance Sheet

As of December 31, 2023 and 2022

	12-31-2023	12-31-2022
ASSETS

Cash and cash equivalents	$73,482	$570,170
Other assets	2,607	983
Deferred costs - net of amortization	38,333	-
Investments, at fair market value	1,695,903	400,094
Total assets	$1,810,325	$971,247

LIABILITIES

Accounts payable	$14,623	$-
Due to related parties	84,115	-
Notes payable	1,069,053	-
Total liabilities	$1,167,791	$-

Members' Interest

Members' interest attributable to Parent	$522,734	$970,610
Retained earnings (deficit) attributable to Parent	(72,993)	637
Total members' interest attributable to Parent	$449,741	$971,247

Members' interest attributable to Noncontrolling Interest (NCI)	$205,655	$-
Retained earnings (deficit) attributable to Noncontrolling Interest (NCI)	(12,862)	-
Total members' interest attributable to Noncontrolling Interest (NCI)	$192,793	$-

Total Members' Interest	$642,534	$971,247

Total liabilities and Members' Interest	$1,810,325	$971,247

See accompanying footnotes and auditor’s report

Robert Ventures Holdings LLC

Consolidated Statement of Income

For the year ended December 31, 2023 and period May 3, 2022 (inception) to December 31, 2022

REVENUE	2023	2022
Gross revenue	$-	$-
Total revenue	$-	$-

Advertising and promotion	$542	$-
Bank service charges	472	30
Dues and subscriptions	655	-
Legal and professional fees	750	90
Organizational costs	17,615	-
Property taxes	8,324	320
Total operating expenses	$28,358	$440

Operating income (loss)	$(28,358)	$(440)

OTHER INCOME
Interest income	$2,057	$1,077
Rebates and other income	300	-
Total other income	$2,357	$1,077

OTHER (EXPENSE)
Amortization expense	$(28,167)	$-
Interest expense	(32,324)	-
Total other (expense)	$(60,491)	$-

Net income (loss)	$(86,492)	$637

Net income attributable to Parent	$(73,630)	$637
Net income attributable to Noncontrolling Interest (NCI)	$(12,862)	$-

See accompanying footnotes and auditor’s report

Robert Ventures Holdings LLC

Consolidated Statement of Cash Flows

For the year ended December 31, 2023 and period May 3, 2022 (inception) to December 31, 2022

	2023	2022
Cash flows from operating activities

Net income (loss)	$(86,492)	$637

Adjustments to reconcile Change in net assets to net cash provided by operating activities:
Amortization expense	28,167	-
Decrease (increase) in other assets	(1,624)	(983)
Decrease (increase) in deferred costs	(66,500)	-
Increase (decrease) in due to accounts payable	14,623	-
Increase (decrease) in due to related parties	84,115	-
Net cash provided (used) by Operating activities	$(27,711)	$(346)

Cash flows from investing activities

Decrease (increase) in investments	$(1,295,809)	$(400,094)
Net cash provided (used) by investing activities	$(1,295,809)	$(400,094)

Cash flows from financing activities
Increase (decrease) in member interest	$(242,221)	$970,610
Increase (decrease) in long-term debt	1,069,053	-
Net cash provided (used) by Financing activities	$826,832	$970,610

Net increase (decrease) in cash	$(496,688)	$570,170

Cash at beginning of period	$570,170	$-

Cash at end of period	$73,482	$570,170

Supplemental disclosure of cash flow information
Cash paid during the year for interest	$32,324	$-

See accompanying footnotes and auditor’s report

Robert Ventures Holdings LLC

Consolidated Statement of Changes in Members’ Interest

For the year ended December 31, 2023 and period May 3, 2022 (inception) to December 31, 2022

For the year ended December 31, 2023

Description	Parent	Retained Earnings	Total Members' Interest Attributable to Parent	Noncontrolling Interest	Total
Members' Interest at December 31, 2022	$970,610	637	$971,247	-	$971,247
Changes in ownership interest	(447,876)	-	$(447,876)	205,655	(242,221)
Net income (loss)	-	(73,630)	$(73,630)	(12,862)	(86,492)
Members' Interest at December 31, 2023	$522,734	$(72,993)	$449,741	$192,793	$642,534

For inception period May 3, 2022 to December 31, 2022

Description	Parent	Retained Earnings	Total Members' Interest Attributable to Parent
Members' Interest at inception, May 3, 2022	$-	$-	$-
Capital contributions	970,610	-	970,610
Net income (loss)	-	637	637
Members' Interest at December 31, 2022	$970,610	$637	$971,247

See accompanying footnotes and auditor’s report

Robert Ventures Holdings LLC

Notes to Consolidated Financial Statements - as of December 31, 2023 and 2022

1.Nature of Operations

Robert Ventures Holdings LLC (the "Company") was established in May 2022 in the state of Delaware. Dedicated to strategic investments in digital assets and real estate, the company plans to allocate between thirty and seventy percent of its raised funds into real estate, focusing initially on the Outer Banks area of North Carolina. The Company's real estate strategy involves purchasing land and constructing new homes, particularly targeting the entry-level market, with an expected project duration of approximately ten months from obtaining building permits to selling the completed property. In addition to real estate, Robert Ventures is committed to investing in digital assets, with plans to hold these investments over several years and secure them in custody solutions. The proportion of capital dedicated to digital assets will also range from thirty to seventy percent, contingent on market opportunities and the Company's internal risk assessment at specific price points, utilizing its bespoke models to identify prime purchasing periods. The consolidated financial statements represent the financial statements of the parent, Robert Ventures Holdings LLC, and its subsidiaries, RV Digital LLC and KS OBX LLC. KS OBX LLC was acquired by Robert Ventures Holdings LLC in 2023 as such the subsidiary KS OBX LLC financial statements are not included in the 2022 consolidated financial statements.

2.Significant Accounting Policies

a.Basis of Presentation

The accompanying consolidated financial statements have been prepared on the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America (GAAP) as detailed in the Financial Accounting Standards Board’s Accounting Standards Codification (“FASB ASC”). The Company has adopted a calendar year-end.

b.Cash & Cash Equivalents

Cash & cash equivalents include cash in bank accounts and highly liquid debt instruments purchased with an original maturity of three months or less.

c.Startup Costs

In accordance with GAAP, the Company classifies its startup costs into two categories: (a) organization costs and (b) deferred offering costs. Organization costs are expensed as incurred and deferred offering costs, which consist of certain costs incurred in connection with investment offering, are capitalized and amortized over a 12-month period. For the year ended December 31, 2023 and May 3, 2022 (inception) through December, 31, 2022 period, the Company incurred $66,500 and $0 in deferred costs and $17,615 and $320 in organization costs, respectively. For those same periods, the Company recognized amortization expense related to the deferred costs of $28,167 and $0, respectively.

d.Concentration of Credit Risk

The Company maintains cash with a U.S. based financial institution. The Federal Deposit Insurance Corporation (FDIC) insures the total deposits at this institution up to $250,000 per depositor. For the period May 3, 2022 (inception) through December, 31, 2022, there were at times when the account balances at the financial institution exceeded the insured limit.

e.Property, Plant, & Equipment

The Company follows the practice of capitalizing all expenditures for property, furniture, fixtures, equipment, and leasehold improvements in excess of $5,000. The Company did not have any property, plant, and equipment as of December 31, 2023 and 2022. Depreciation of all such items is computed on a straight-line basis over the estimated useful lives of the assets which generally are as follows:

Buildings	39 years
Building improvements	15- 39 years
Furniture and equipment	5 – 7 years
Software	5 years
Vehicles	5 years
Leasehold improvements	life of lease or useful life (whichever is shorter)

For the year ended December 31, 2023 and May 3, 2022 (inception) through December, 31, 2022 period, the Company only maintained real estate held as available-for-sale (investments) and as such were not subject to depreciation. Refer to footnotes 3 and 4 regarding these real estate investments.

f.Other Assets

Other assets primarily consist of an earnest money and utility deposits. As of December 31, 2023 and 2022, other assets totaled $2,607 and $0, respectively.

g.Income Taxes

The Company is an LLC that is currently treated as a disregarded entity for tax purposes, however, the Company plans to apply to be treated as a partnership for tax purposes. Consequently, all earnings are passed through to the members and any resulting Federal and\or State income taxes are assessed and paid by the members on their individual tax returns.

Accordingly, as of December 31, 2023 and 2022, the Company made no provision for income taxes in the accompanying financial statements. The Company addresses uncertain tax positions in accordance with ASC Topic 740, Income Taxes, which provides guidance on the recognition, measurement, presentation, and disclosure of uncertain tax positions in the financial statements. Management has not identified the existence of any uncertain tax positions.

h.Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles at times requires the use of management’s estimates. Actual results could vary from these estimates.

i.Advertising Costs

The Company expenses advertising costs as they are incurred. The Company incurred $542 of advertising expenses for the year ended December 31, 2023 and none for period May 3, 2022 (inception) through December, 31, 2022.

j.Related Party Transactions

The Company occasionally incurs expenses that are paid by the Company’s manager, a related entity. Consequently, as of December 31, 2023 and 2022, the Company recorded $84,115 and $0 in Due to Related Parties liability, respectively, in the accompanying consolidated balance sheet. Additionally, as of December 31, 2023 and 2022, the Company owed $2,000 and $195,487 to the CEO of the company and Mark Robert, his brother respectively.

k.Subsequent Events

The Company’s management has evaluated subsequent events and transactions for potential recognition or disclosure through July 12, 2024, the date that the financial statements were available to be issued.

The Company refinanced its Towne Bank loan and extended the due date to April 29, 2029. Additionally, the Company executed an extension option in the promissory note with Valiant Builder Finance LLC. The due date was extended to July 18, 2024.

l.Members’ Capital Structure

The Company is organized as a limited liability company that is owned by members. The members are allocated ownership by being provided membership interests. As of December 31, 2023, the Company has issued membership interests to the founders. The Company is pursuing offerings pursuant to Regulation A (“Reg A”) under the Securities Act and is selling bonds\debt instruments directly to investors and not through registered broker-dealers who are paid commission. The maximum amounts that can be raised through Reg A (Tier 2) offerings are $75,000,000 in a 12-month period, respectively.

m.Noncontrolling Interest Nature and Ownership

For the year ended December 31, 2023, the Company consolidates the financial results of KS OBX, LLC subsidiary, in which it holds a 70% ownership interest. The remaining 30% is owned by an external noncontrolling member. The noncontrolling interest represents the portion of equity in the KS OBX, LLX subsidiary that is not attributable, directly or indirectly, to the parent company. The Company did not have a noncontrolling member for the year ended December 31, 2022.

Significant Transactions

There were no significant transactions between the Company and KS OBX, LLC subsidiary or between KS OBX, LLC subsidiary and its noncontrolling members that impacted the equity interests of the noncontrolling members after acquisition.

n.Applicable Revenue Standard

On May 28, 2014, the FASB issued a new revenue standard, ASC 606, Revenue from Contracts with Customers which replaced various GAAP revenue recognition requirements and provided a single revenue recognition model or framework for recognizing revenue from contracts with customers. Since the new revenue standard is effective for these periods, the Company has adopted the revenue standard and as such has taken into account the recognition of revenue when or how a performance obligation is met.

3.Investments

Investments as of December 31, 2023 and 2022, consisted of the following:

12-31-2023
Real estate investments	$1,694,744
$1,694,744
12-31-2022
Money market accounts	$400,094
$400,094

4.Fair value measurements

Fair value is defined as the price that would be received to sell an asset in the principal or most advantageous market for the asset in an orderly transaction between market participants on the measurement date. Fair value should be based on the assumptions market participants would use when pricing an asset. US GAAP establishes a fair value hierarchy that prioritizes investments based on those assumptions. The fair value hierarchy gives the highest priority to quoted prices in active markets (observable inputs) and the lowest priority to an entity's assumptions (unobservable inputs). The Company groups assets at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. These levels are:

Level 1Unadjusted quoted market prices for identical assets or liabilities in active markets as of the measurement date.

Level 2Other observable inputs, either directly or indirectly, including:

•Quoted prices for similar assets/liabilities in active markets;

•Quoted prices for identical or similar assets in non-active markets;

•Inputs other than quoted prices that are observable for the asset/liability; and,

•Inputs that are derived principally from or corroborated by other observable market data.

Level 3Unobservable inputs that cannot be corroborated by observable market data.

4.Fair value measurements (continued)

The Company’s Level 2 investments consist of real estate investments (land parcels, etc.). The Company bases the fair value of its investments on pricing obtained from comps from nearby real estate properties. The investments were recorded at fair value as of December 31, 2023 and 2022, based on the following levels of hierarchy:

12-31-2023

	Level 1	Level 2	Level 3	Total
Real estate investments	$-	$1,694,744	$-	$1,694,744
	$-	$1,694,744	$-	$1,694,744

12-31-2022

	Level 1	Level 2	Level 3	Total
Money market accounts	$400,094	$-	$-	$400,094
	$400,094	$-	$-	$400,094

Investment returns for the year ended December 31, 2023 and the period May 3, 2022 (inception) to December 31, 2022, consists of the following:

For the year ended December 31, 2023

Interest and dividends	$2,057
Unrealized gains (losses)	-
$2,057

For the period May 3, 2022 (ITD) – December 31, 2022

Interest and dividends	$1,077
Unrealized gains (losses)	-
$1,077

5.Notes Payable

Notes payable consists various real estate loans. The Company did not have any outstanding loans as of December 31, 2022. The terms and outstanding balances of the respective loans at December 31, 2023 are as follows:

Creditor:	Towne Bank
Issue Date:	March 12, 2021
Maturity Date:	April 29, 2029
Original Loan Amount:	$304,500
Periodic payment:	$1,824 per month (interest only)
Interest rate:	8.5% annual fixed rate
Balance at 12-31-2023:	$249,136

Creditor:	Valiant Builder Finance LLC
Issue Date:	July 18, 2023
Maturity Date:	July 18, 2024
Original Loan Amount:	$233,430
Periodic payment:	Monthly variable (interest only)
Interest rate:	Variable rate – Prime + 1.5%
Balance at 12-31-2023:	$233,430

Creditor:	Valiant Builder Finance LLC
Issue Date:	November 3, 2023
Maturity Date:	August 3, 2024
Original Loan Amount:	$360,000
Periodic payment:	Monthly variable (interest only)
Interest rate:	Variable rate – Prime + 1.5%
Balance at 12-31-2023:	$71,000

Creditor:	Patricia Midgett
Issue Date:	May 4, 2023
Maturity Date:	May 5, 2025
Original Loan Amount:	$103,000
Periodic payment:	$671 per month (interest only)
Interest rate:	7.0% annual fixed rate
Balance at 12-31-2023:	$103,000

5.Notes Payable (continued)

Creditor:	Patricia Midgett
Issue Date:	October 6, 2023
Maturity Date:	October 6, 2025
Original Loan Amount:	$100,000
Periodic payment:	$583 per month (interest only)
Interest rate:	7.0% annual fixed rate
Balance at 12-31-2023:	$115,000

Creditor:	Patricia Midgett
Issue Date:	October 6, 2023
Maturity Date:	October 6, 2025
Original Loan Amount:	$115,000
Periodic payment:	$671 per month (interest only)
Interest rate:	7.0% annual fixed rate
Balance at 12-31-2023:	$115,000

Creditor:	Mark Robert (Related Party)
Issue Date:	October 21, 2020
Maturity Date:	October 21, 2030
Original Loan Amount:	$436,627
Periodic payment:	None – accrued interest and principal due at maturity
Interest rate:	5.0% annual fixed rate
Balance at 12-31-2023:	$195,487

Principal payments on the various notes over the next five years are due as follows:

2024	$304,430
2025	318,000
2026	-
2027	-
Thereafter	446,623
$1,069,053

6.Risk and Uncertainties

The management of the Company seeks investment opportunities that offer the possibility of attaining substantial capital appreciation from its business. Certain events particular to the industry in which the Company invests, as well as general economic and political conditions or a new pandemic may have a significant negative impact on the Company’s operations and profitability. Additionally, the Company is subject to changing regulatory and tax environments. Such events are beyond the Company’s control, and the likelihood that they may occur cannot be predicted.

7.Going Concern

The accompanying consolidated financial statements are prepared on a going concern basis. The Company commenced operations approximately two years ago and, as such, has incurred and will incur significant additional costs before achieving significant revenue. Additionally, the Company’s liquid assets are minimal while its debt is significant. All these factors raise substantial doubt about the Company's ability to continue as a going concern for a period of twelve months from the issuance date of this report. Management has made plans to address this uncertainty by raising funds from refinancing existing debt and new debt issuance from a Regulation A offering currently in progress. However, there is no assurance that these plans will be successful and that they will be executed in a timely manner and on acceptable terms. The accompanying financial statements do not take into account any adjustments that might result from these uncertainties.

PART III - EXHIBITS

Index to Exhibits

Exhibit No.	Exhibit Description
2.1	Certificate of Organization (1)
2.3	Operating Agreement (1)
3.1	Form of Bond (3)
4.1	Form of Bond Investor Agreement (for cash) (2)
6.1	Technology Platform Agreement (1)
6.2	BitGo Form Agreement (2)
6.3	Construction Management Agreement (2)
6.4	TowneBank Loan Agreement (3)
6.5	Patricia Midgett Loan Agreement (Lakeside/Shoals) (3)
6.6	Valiant Builder Finance LLC Loan Agreement (Cobia) (3)
6.7	Patricia Midgett Loan Agreement (Sportsman) (3)
6.8	Valiant Builder Finance LLC Loan Agreement (Rampart) (3)
6.9	Stone Bay Holdings II LLC Loan Agreement (Pony Lot 14) (3)
6.10	Steven Lloyd Loan Agreement (Pony Lot 14) (3)
6.11	Stone Bay Holdings II, LLC Loan Agreement (Pony Lot 13) (4)
11	Consent of Auditor
12	Opinion of Dodson Robinette, PLLC
13	Screenshots of Company’s Website

(1)Filed with Form 1-A on September 15, 2023, which is incorporated herein by reference.

(2)Filed with Form 1-A on February 7, 2024, which is incorporated herein by reference.

(3)Filed with Form 1-A on April 15, 2024, which is incorporated herein by reference.

(4)Filed with Form 1-A on August 16, 2024, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of Regulation A, the registrant has duly caused this Form 1-A to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of New York, on September 4, 2024.

Robert Ventures Holdings LLC

By:	/s/ Joseph Robert
Joseph Robert,
Manager

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Positions	Date

/s/ Joseph Robert	Manager	September 4, 2024
Joseph Robert	(principal executive officer and principal financial and accounting officer)